EXHIBIT 10.3

CV Therapeutics, Inc.

requests that the marked portions of the exhibit be granted confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

by and between

CV Therapeutics, Inc.

and

PTC Therapeutics, Inc.

June 7, 2006

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

COLLABORATION AND LICENSE AGREEMENT

TABLE OF CONTENTS

1.	Definitions		2

	1.1	“Active”	2

	1.2	“Additional Targets”	2

	1.3	“Affiliate”	2

	1.4	“Alliance Manager”	2

	1.5	“[*]”	2

	1.6	“[*]”	2

	1.7	“Clinical Proof-of-Concept Study”	2

	1.8	“Collaboration Compound”	3

	1.9	“Collaboration Know-How”	3

	1.10	“Collaboration Patent Rights”	3

	1.11	“Collaboration Technology”	3

	1.12	“Collaboration Term “	3

	1.13	“Combination Product”	3

	1.14	“Confidential Information”	3

	1.15	“Controlled”	3

	1.16	“CPI”	4

	1.17	“CVT Base Know-How”	4

	1.18	“CVT Base Patent Rights”	4

	1.19	“CVT Base Technology”	4

	1.20	“CVT Net Sales”	4

	1.21	“Development”	4

	1.22	“Development Costs”	4

	1.23	“FD&C Act”	4

	1.24	“FDA”	5

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.25	“Field”	5

1.26	“First Commercial Sale”	5

1.27	“FTE”	5

1.28	“FTE Rate”	5

1.29	“GAAP”	6

1.30	“GEMS”	6

1.31	“Hit”	6

1.32	“IND”	6

1.33	“IND Candidate”	6

1.34	“Internal Costs”	6

1.35	“Joint Management Committee” or “JMC”	6

1.36	“Joint Research Committee” or “JRC”	6

1.37	“Know-How”	6

1.38	“Lead Compound”	7

1.39	“Lead Criteria”	7

1.40	“Lead Identification”	7

1.41	“Lead Optimization”	7

1.42	“Licensed Product”	7

1.43	“License Term”	7

1.44	“MAA”	7

1.45	“Major European Country”	7

1.46	“Market Area”	7

1.47	“Marketing Exclusivity”	7

1.48	“NDA”	8

1.49	“Net Sales”	8

1.50	“Non-Collaboration Compound”	9

1.51	“Out-of-Pocket Costs”	9

1.52	“Patent Rights”	9

1.53	“Phase I Clinical Study”	10

1.54	“Phase II Clinical Trial”	10

1.55	“Phase III Clinical Trial”	10

	1.56	“Pre-IND Cost Share”	10

	1.57	“Pre-IND Stage”	10

	1.58	“Product”	10

	1.59	“PTC Base Know-How”	10

	1.60	“PTC Base Patent Rights”	11

	1.61	“PTC Base Technology”	11

	1.62	“PTC Net Sales”	11

	1.63	“PTC Product”	11

	1.64	“Regulatory Approval”	11

	1.65	“Regulatory Authority”	11

	1.66	“Research Collaboration”	11

	1.67	“Research Compound”	11

	1.68	“Research Plan”	11

	1.69	“Sublicensee”	11

	1.70	“Target”	12

	1.71	“Territory”	12

	1.72	“Third Party”	12

	1.73	“Valid Claim”	12

	Additional Definitions		12

2.	Governance		13

	2.1	Alliance Manager	13

	2.2	Joint Research Committee and Project Teams	13

	2.3	Joint Management Committee	15

	2.4	Control and Decision-Making Authority	17

3.	Research Collaboration		19

	3.1	The Research Collaboration	19

	3.2	Targets	19

	3.3	Initial Targets	19

	3.4	Additional Targets	19

	3.5	Identification of Hits: Screening Assay	20

	3.6	Lead Identification	21

	3.7	Lead Optimization	21

	3.8	Pre-Clinical Studies	22

	3.9	FTE Resources; Third Party Resources	22

	3.10	Responsibility for Development Costs	22

	3.11	Exclusivity Regarding Targets	23

4.	Ownership; License Grants		25

	4.1	PTC Base Technology	25

	4.2	CVT Base Technology	25

	4.3	Collaboration Technology	25

	4.4	Non-Exclusive Research License to PTC Base Technology	25

	4.5	Non-Exclusive Research License to CVT Base Technology	26

	4.6	CVT Right to Take Exclusive Licenses to Collaboration Compounds	26

	4.7	Sublicenses and Transfers	27

	4.8	PTC’s Option to Participate in Subsequent Development and/or Commercialization	27

	4.9	No License Taken By CVT for Collaboration Compounds Which are Active Against a Given Target	33

5.	Payments		33

	5.1	Initial Payment	33

	5.2	Access Fee	34

	5.3	Development Costs	34

	5.4	Milestones For Collaborative Compounds or Licensed Products	35

	5.5	Royalties for Licensed Products Which Are Active Against 35 Initial Targets	36

	5.6	Royalties For Licensed Products Which Act Are Active Against Additional Targets	37

v

	5.7	Royalty Rate Increases Under Certain Circumstances	38

	5.8	Third Party Royalties for CVT	38

	5.9	Third Party Royalties for PTC	38

	5.10	Royalties to be Paid by PTC for PTC Net Sales of PTC Products	39

	5.11	Duration of CVT Royalty Obligations	39

	5.12	Duration of PTC Royalty Obligations	39

	5.13	CVT Payment Terms	40

	5.14	PTC Payment Terms	40

	5.15	CVT Reports	41

	5.16	PTC Reports	42

	5.17	Withholding of Taxes	43

	5.18	Blocked Currency	44

	5.19	Late Payments	44

6.	Diligence		44

	6.1	Diligence as to Research Collaboration	44

	6.2	Diligence as to Licensed Products	45

7.	Intellectual Property		46

	7.1	PTC Inventions	46

	7.2	CVT Inventions	47

	7.3	Joint Inventions	47

	7.4	Inventorship Disputes	48

	7.5	Exclusive Licenses Taken by CVT	48

	7.6	Scientific Publications	48

	7.7	Patent Marking	49

	7.8	Trademarks	49

8.	Intellectual Property Infringement		49

	8.1	Notice	49

	8.2	Infringement of Collaboration Patent Rights and Jointly Owned Patent Rights	49

	8.3	Trademarks	50

	8.4	Third Party Claims	50

9.	Confidentiality		50

	9.1	Requirements	50

	9.2	Confidential Information	51

	9.3	Disclosure Required by Law	51

	9.4	Return of Confidential Information	51

	9.5	Disclosure of Agreement	51

	9.6	Survival of Confidentiality	52

10.	Representations, Warranties and Covenants		52

	10.1	Mutual Representations and Warranties	52

	10.2	PTC Representations, Warranties and Covenants	52

	10.3	CVT Representations, Warranties and Covenants	53

	10.4	Disclaimer of Warranty	53

11.	Indemnification and Insurance		53

	11.1	By CVT	53

	11.2	By PTC	54

	11.3	Notice and Procedures	54

	11.4	Liability	54

	11.5	Insurance	54

12.	Term, Termination and Expiration		55

	12.1	Collaboration Term	55

	12.2	License Term	55

	12.3	CVT Termination Right for Convenience	55

	12.4	Effect of Certain Terminations	55

	12.5	Termination for Breach	56

	12.6	Consequence of Breach of Exclusivity Obligations by CVT	57

	12.7	Consequences of Breach of Financial Obligations by CVT	57

	12.8	Consequences of Breach of Exclusivity Obligations by PTC	58

	12.9	Consequences of PTC Breach of Financial Obligations	58

	12.10	Bankruptcy Rights	59

	12.11	Survival	59

13.	Miscellaneous		59

	13.1	Force Majeure	59

	13.2	Severability	59

	13.3	Assignment	60

	13.4	Publicity	60

	13.5	Modifications and Amendments	60

	13.6	Notices	60

	13.7	Governing Law	61

	13.8	Waiver	61

	13.9	No Agency	62

	13.10	Dispute Resolution	62

	13.11	Headings	62

	13.12	Counterparts	62

	13.13	Entire Agreement	62

Signature Page			63

Exhibit A: Press Release

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of the 6th day of June, 2006 (the “Effective Date”) by and between CV Therapeutics, Inc., a Delaware corporation, having its principal place of business at 3172 Porter Drive, Palo Alto, California 94304 (“CVT”) and PTC Therapeutics, Inc., a Delaware corporation, having its principal place of business at 100 Corporate Court, South Plainfield, New Jersey 07080 (“PTC”). CVT and PTC are each hereafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, CVT is a biopharmaceutical company which is focused on the discovery, development and commercialization of drugs for the treatment of cardiovascular, metabolic and addictive diseases and disorders, and which has developed considerable pharmacological know-how and commercial expertise in the discovery, development and commercialization of drug products for the treatment of cardiovascular diseases;

WHEREAS, PTC is a biopharmaceutical company which is focused on the discovery, development and commercialization of small molecules which target post-transcriptional control of protein expression, and which owns certain proprietary technologies for developing small molecule drugs by targeting such post transcriptional control mechanisms, including GEMS (as defined in Section 1.30 below);

WHEREAS, CVT and PTC wish to collaborate on specific therapeutic targets with a focus on cardiovascular, metabolic and addictive diseases, and the discovery of clinical candidate small molecules which act upon such targets; and

WHEREAS, PTC is willing to grant certain rights to CVT to develop and commercialize small molecule drug products discovered through the use of the GEMS technology;

NOW THEREFORE, IN consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

1.1	“Active” shall mean, in general, with respect to a given compound in relation to a given Target, that such compound has [*] for the [*] of such Target or [*] for [*] of such Target, or such other criteria for activity as specified in the Research Plan with respect to such Target. The specific definition of “Active” with respect to the Initial Targets shall be set forth in the Research Plan, and for compounds directed against a particular Additional Target, shall be determined in accordance with Section 3.4, in each case consistent with the foregoing general principles.

1.2	“Additional Targets” shall mean those Targets in addition to the Initial Targets (as defined in Section 3.3) which are selected by the Parties in accordance with this Agreement for screening under the Research Plan and designated as Additional Targets pursuant to Sections 2.2(b)(iv), 2.3(c)(ii) and 3.4.

1.3	“Affiliate” shall mean, with respect to a Party, any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.3, “control” shall mean ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in the case of any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body or management of a corporation or other entity.

1.4	“Alliance Manager” shall mean as to either PTC or CVT, as the case may be, a full-time employee of either PTC or CVT having primary oversight responsibility for the implementation of that Party’s obligations under the Research Collaboration.

1.5	“[*]” shall mean [*].

1.6	“[*]” shall mean [*].

1.7	“Clinical Proof-of-Concept Study” shall mean the Phase II Clinical Trial or other human clinical study (whether or not designated a Phase II Clinical Trial) (a) designated by CVT as being the Clinical Proof-of-Concept Study and (b) intended to provide, when combined with prior results of all other non-clinical and clinical studies, sufficient evidence to support commencement of a Phase III Clinical Trial.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.8	“Collaboration Compound” shall mean, on a Target-specific basis, (i) a chemical compound that is synthesized or identified by PTC or CVT, or any of their respective Affiliates or any Third Party working in collaboration with or on behalf of PTC or CVT or any of their respective Affiliates, in the conduct of the Research Collaboration and which is determined to be Active, and (ii) any metabolites, prodrugs, solvates (including without limitation hydrates), analogs, esters, salts, derivatives, stereoisomers, racemates, tautomers and polymorphs of such chemical compound which are determined to be Active. Collaboration Compound shall include any of (i) a Hit, (ii) a Research Compound, (iii) a Lead Compound or (iv) an IND Candidate.

1.9	“Collaboration Know-How” shall mean Know-How developed in the conduct of the Research Collaboration that is Controlled by a Party and that relates specifically to a Collaboration Compound.

1.10	“Collaboration Patent Rights” shall mean Patent Rights that are Controlled by a Party and that claim an invention made in the conduct of the Research Collaboration that relates specifically to a Collaboration Compound.

1.11	“Collaboration Technology” shall mean Collaboration Know-How and Collaboration Patent Rights.

1.12	“Collaboration Term” shall have the meaning set forth in Section 12.1.

1.13	“Combination Product” shall mean any product that contains, in addition to a Licensed Product or PTC Product, one or more other ingredients that have biologic activity as a therapeutic agent when present alone.

1.14	“Confidential Information” shall have the meaning set forth in Section 9.2.

1.15	“Controlled” shall mean, with respect to any Know-How, Patent Right or other intellectual property right, possession by a Party, directly or through an Affiliate controlled by such Party, of the ability to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Patent Right or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party under which such rights to access or use are obtained. Any Patent Right, Know-How or other intellectual property right that is licensed or acquired by a Party following the Effective Date and that would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licenses or sublicenses granted to the other Party under this Agreement would require the granting Party to make any additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party.

1.16	“CPI” shall mean the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.17	“CVT Base Know-How” shall mean Know-How Controlled by CVT as of the Effective Date, and Know-How other than Collaboration Know-How which is developed by CVT during the Collaboration Term.

1.18	“CVT Base Patent Rights” shall mean Patent Rights Controlled by CVT as of the Effective Date, and Patent Rights other than Collaboration Patent Rights that claim inventions conceived or reduced to practice by CVT during the Collaboration Term or that otherwise become Controlled by CVT during the Collaboration Term.

1.19	“CVT Base Technology” shall mean CVT Base Know-How and CVT Base Patent Rights.

1.20	“CVT Net Sales” shall mean Net Sales of CVT or any Affiliate or Sublicensee of CVT.

1.21	“Development” shall mean the conduct of all activities that are reasonably necessary or desirable to identify, research, develop and obtain Regulatory Approval of a Collaboration Compound or Licensed Product or label expansions for a Licensed Product, including but not limited to: (i) identification and early pre-clinical testing of compounds, (ii) toxicology, regulatory affairs, pre-clinical studies and clinical trials in accordance with the GLPs, GCPs and cGMPs or other designated quality standards and applicable laws and regulations; and (iii) all activities, until such time as manufacturing of Licensed Product intended for commercial sale commences, relating to developing the ability to manufacture Licensed Product, including but not limited to formulation, delivery technologies and devices, scale-up and bulk production, fill/finish, manufacturing process development and validation, and manufacturing and quality assurance technical support. “Develop” shall mean to engage in Development.

1.22	“Development Costs” shall mean (a) Out-of-Pocket Costs and (b) FTE costs incurred at the applicable FTE Rate, in each case incurred by a Party for the Development of a Licensed Product in accordance with an approved Development plan and an approved Development budget. Development Costs shall not include any Internal Costs incurred by either Party other than Internal Costs included in the FTE costs explicitly provided for in clause (b) above.

1.23	“FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, as amended from time to time.

1.24	“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.25	“Field” shall mean the prevention, treatment or diagnosis of all diseases or conditions in humans or animals.

1.26	“First Commercial Sale” shall mean the date of the first commercial sale (other than for purposes of obtaining Regulatory Approval) of a Licensed Product by or on behalf of CVT or any Affiliate or Sublicensee of CVT, or of a PTC Product by or on behalf of PTC or any Affiliate or Sublicensee of PTC.

1.27	“FTE” shall mean the equivalent of the scientific or technical work of one (1) employee full time for one (1) year (consisting of [1][*] hours per year) of work on or directly related to the Development of Licensed Product(s), carried out by a qualified employee of a Party. A qualified employee is any individual, regardless of level within the organization, that is directly associated with the Development of Collaboration Compounds or Licensed Product(s). Scientific or technical work may include, but is not limited to, experimental laboratory work for Collaboration Compounds or Licensed Products, developing manufacturing processes for Collaboration Compounds or Licensed Products, quality assurance technical support, recording and writing up results of Development activities relating to Licensed Products or Collaboration Compounds, reviewing literature and references or participating in scientific conferences directly relating to the Development of Collaboration Compounds or Licensed Products, discussions directly relating to the Development of Collaboration Compounds or Licensed Products and conducting other Development activities directly relating to the Development of Collaboration Compounds or Licensed Products. Time incurred by employees not related to scientific or technical work and time not spent directly on Collaboration Compound(s) or Licensed Product(s) is not eligible for FTE reimbursement under this Agreement.

1.28	“FTE Rate” shall mean the rate (which shall be the same U.S. dollar amount for both Parties) at which each Party will charge for its FTEs devoted to Development of Product(s) under this Agreement. For the period between the Effective Date and December 31, 2006, the rate shall be U.S. $[*] per FTE. On January 1, 2007 and on January 1 of each subsequent calendar year, the foregoing rate shall be increased for the calendar year then commencing by the percentage increase, if any, in the CPI as of December 31 of the then most recently completed calendar year with respect to the level of the CPI on December 31, 2005.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.29	“GAAP” shall mean generally accepted accounting principles as applicable in the United States of America.

1.30	“GEMS” shall mean PTC’s proprietary technology referred to as gene expression modulation by small molecules, and which either constitutes part of the PTC Base Know-How or is claimed by PTC Base Patent Rights.

1.31	“Hit” shall mean a compound that is found by the Parties or their respective Affiliates during screening under the Research Collaboration to be Active against a Target.

1.32	“IND” shall mean an investigational new drug application (as defined in Title 21 Section 312 et seq. of the United States Code of Federal Regulations, as amended from time to time) which is submitted to the FDA, or equivalent application to the relevant Regulatory Authority of a country or jurisdiction other than the United States, to commence clinical testing of a drug in humans, as defined by the FDA or other relevant Regulatory Authority, as the case may be.

1.33	“IND Candidate” shall mean, on a Target-specific basis, (a) a Lead Compound which the JMC has designated for IND-enabling pre-clinical studies and clinical development in accordance with Section 3.7 and which satisfies the criteria for IND Candidates set forth in the Research Plan, or (b) a Research Compound or Lead Compound that CVT uses for IND-enabling pre-clinical studies and clinical development pursuant to a license obtained by CVT pursuant to Section 4.6.

1.34	“Internal Costs” shall mean a Party’s and/or its Affiliate’s costs and expenses for overhead, personnel, rent, depreciation and amortization, utilities, equipment leases, general and administrative expenses and similar items, in each case determined in a manner consistent with GAAP.

1.35	“Joint Management Committee” or “JMC” shall mean a committee established by the Parties in accordance with Section 2.3 to oversee, review, manage and direct activities and document certain decision-making under this Agreement.

1.36	“Joint Research Committee” or “JRC” shall mean a committee established by the Parties in accordance with Section 2.2 to oversee, review, manage and direct the Research Collaboration.

1.37	“Know-How” shall mean any and all unpatented proprietary ideas, inventions, discoveries, information (including Confidential Information), compounds or biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, technical information (including structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, assay, control and manufacturing data and materials.

1.38	“Lead Compound” shall mean, on a Target-specific basis, (i) a Research Compound that is identified as meeting the Lead Criteria and as having potential utility in the Field and that is selected for a Lead Optimization program by the JMC, and (ii) any Collaboration Compound synthesized or identified as a result of such Lead Optimization.

1.39	“Lead Criteria” shall mean, on a Target-specific basis, the criteria for declaring a Lead Optimization program set forth in the Research Plan.

1.40	“Lead Identification” shall mean the activities conducted by the Parties pursuant to the Research Plan for identifying Research Compounds that meet the Lead Criteria and have potential utility in the Field.

1.41	“Lead Optimization” shall mean a program of medicinal chemistry and related research efforts as set forth in the Research Plan the intent of which is to develop a Lead Compound into an IND Candidate.

1.42	“Licensed Product” shall mean any Product which incorporates a Collaboration Compound as an active ingredient and the rights to which are licensed by CVT pursuant to this Agreement.

1.43	“License Term” shall have the meaning ascribed in Section 12.2.

1.44	“MAA” shall mean an application filed with the relevant Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or in any country or territory therein within the Field.

1.45	“Major European Country” shall mean any of Germany, the United Kingdom, Italy, France or Spain.

1.45	“Market Area” shall mean any one of the United States, Japan or Europe.

1.47	“Marketing Exclusivity” shall mean, with respect to a Licensed Product or a PTC Product, as the case may be, that the Licensed Product or PTC Product has been granted marketing exclusivity afforded approved drug products pursuant to (a) Sections 505(c), 505(J), and 505A of the FD&C Act, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (b) the orphan drug exclusivity afforded approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the FD&C Act, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, and/or (c) the Licensed Product or PTC Product is covered by a Law which precludes the Regulatory Authority in a country from granting Regulatory Approval for another product that contains the same active ingredient as that which is contained in the applicable Licensed Product or PTC Product.

1.48	“NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States in the Field.

1.49	“Net Sales” shall mean, with respect to sales of Licensed Products by CVT or its Affiliates or Sublicensees, or sales of PTC Products by PTC or its Affiliates or Sublicensees, the gross amount invoiced by a Party or any Affiliate or Sublicensee of a Party, for the sale of the Licensed Product or PTC Product to a non-Sublicensee Third Party purchaser, less the following deductions from such amounts which are incurred, allowed, accrued or specifically allocated with respect to the Licensed Products or PTC Products:

(a)	Credits or allowances for rejection of, return of, and for uncollectible amounts on, previously sold Licensed Products or PTC Products, and to end users participating in trial support, capitation, market share or other product compliance incentive programs and/or indigent patient or patient support programs;

(b)	A [*] deduction of [*] percent ([*]%) for those sales-related deductions which are not accounted for on a Licensed Product-by-Licensed Product basis or PTC Product-by-PTC Product basis (e.g., outward freight, transportation insurance, packing materials for dispatch of goods, custom duties or any other transportation costs directly related to the delivery of the Licensed Product or PTC Product) and are separately billed;

(c)	Taxes, including Deductible Value Added Tax (as defined below), tariffs or import/export duties based on or levied on Net Sales, transportation, transfer or delivery of a Licensed Product or PTC Products borne by the seller thereof but excluding value-added taxes (other than Deductible Value Added Tax) or taxes assessed on income derived from Net Sales; where “Deductible Value Added Tax” shall mean value added tax only to the extent that such value added tax is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country; and

(d)	Discounts, chargebacks or rebates, including but not limited to trade, cash, prompt payment, quantity and/or other customary discounts, discounts and/or rebates to governmental or managed care organizations, chargeback and other discounts to wholesalers and other distributors of Licensed Products or PTC Products, retroactive price reductions (including under Medicare, Medicaid and similar types of rebates), and administrative fees paid to managed health care organizations with respect to Licensed Products or PTC Products (including pharmacy benefit managers, group purchasing organizations, health maintenance organizations and the like).

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In determining Net Sales of any Combination Product under this Agreement on a country-by-country basis, Net Sales shall first be calculated in accordance with the definition of Net Sales above, then multiplied by the percentage value of the Licensed Product contained in the Combination Product, such percentage value being the quotient obtained by dividing the average suggested list price of the Licensed Product in a country by the sum of the average suggested list price of the Licensed Product and the other ingredients which are therapeutically active contained in the Combination Product in such country. The average suggested list price of each therapeutically active ingredient and of the Licensed Product shall be for a quantity comparable to that contained in the Combination Product of the same class, purity and potency. The average suggested list price shall be determined by taking the average of the suggested list price of the Licensed Product and each therapeutically active ingredient in the country where such Combination Product is being sold. When no such average suggested list price is available for any therapeutically active ingredient or the Licensed Product in a country, the Party shall calculate in good faith a hypothetical market price for such country with respect to the Combination Product taking into consideration the same proportions of costs, overhead and profit as are then allocated to all similar substances in such country; provided however, that if a Party in good faith disputes the other Party’s calculation of either the average suggested list price or the hypothetical market price, the Parties shall refer the issue for binding resolution to a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products (including without limitation experience in pricing and reimbursement), with such resolution to occur within thirty (30) days after such referral.

1.50	“Non-Collaboration Compound” shall mean any Collaboration Compound that ceases to be subject to the Research Collaboration pursuant to Sections 3.5, 3.6 or 3.7 of this Agreement.

1.51	“Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by either Party after the Effective Date.

1.52	“Patent Rights” shall mean the rights and interest in and to any and all inventor certificates, utility models, pending patent applications including provisionals, divisionals, substitutions, continuations and continuations in part, patents issuing from any applications, reissues, reexaminations, extensions, confirmations, registrations, supplemental protection certificates, renewals and all letters patent on any the foregoing.

1.53	“Phase I Clinical Trial” shall mean any human clinical study of a Licensed Product that is intended as initial clinical safety testing in healthy volunteers or a limited patient population, or studies directed toward understanding the mechanisms or metabolism of the Licensed Product. Each Phase I Clinical Trial shall be deemed commenced when the first participant has been enrolled in such study.

1.54	“Phase II Clinical Trial” shall mean any human clinical study of a Licensed Product that is intended to study the safety, dosage and initial efficacy in a limited patient population, and is prospectively designed to support the continued testing of the Licensed Product in one or more further Phase II Clinical Trials or in a Phase III Clinical Trial. Each Phase II Clinical Trial shall be deemed commenced when the first patient has been enrolled in such study.

1.55	“Phase III Clinical Trial” shall mean a pivotal human clinical study of a Licensed Product that is prospectively designed to confirm with statistical significance in an expanded patient population the efficacy and safety of a drug in a given patient population, and the results of which are intended to form the basis for approval of an NDA or MAA by a Regulatory Authority. Each Phase III Clinical Trial shall be deemed commenced when the first patient has been enrolled in such study.

1.56	“Pre-IND Cost Share” shall mean, with respect to Development activities conducted during the Pre-IND Stage, an amount equal to [*] percent ([*] %) of the Development Costs incurred by CVT in conducting such Development activities, plus [*] Percent ([*]%) of such amount. By way of example, if CVT’s total cost for the Pre-IND Stage was $[*], then the Pre-IND Cost Share would be $[*], calculated as follows: $[*] (representing [*]% of $[*]) plus $[*] (representing [*] such $[*]) = $[*].

1.57	“Pre-IND Stage” shall mean the phase during which Development activities are conducted against a Target after Lead Identification and prior to PTC’s exercise of its Opt-In Right under Section 4.8 (b).

1.58	“Product” shall mean any pharmaceutical drug, diagnostic kit, or other article of manufacture, composition of matter, material, compound, component or product for use in the Field.

1.59	“PTC Base Know-How” shall mean Know-How Controlled by PTC as of the Effective Date, and Know-How other than Collaboration Know-How which is developed by PTC during the Collaboration Term.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.60	“PTC Base Patent Rights” shall mean Patent Rights Controlled by PTC as of the Effective Date, and Patent Rights other than Collaboration Patent Rights that claim inventions conceived or reduced to practice by PTC during the Collaboration Term or that otherwise become Controlled by PTC during the Collaboration Term.

1.61	“PTC Base Technology” shall mean PTC Base Know-How and PTC Base Patent Rights.

1.62	“PTC Net Sales” shall mean Net Sales of PTC Products by PTC or any Affiliate or Sublicensee of PTC.

1.63	“PTC Product” shall mean any Product which incorporates a Collaboration Compound as an active ingredient and the rights to which are licensed or granted to PTC pursuant to Section 4.9 of this Agreement.

1.64	“Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any kind by the FDA or other applicable Regulatory Authority reasonably necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, pricing, marketing, market acceptance, and/or sale of a Licensed Product for use in the Field in a country or countries of the Territory.

1.65	“Regulatory Authority” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with jurisdiction over the development, manufacture, distribution, import, export, use, offer for sale or sale of Licensed Products in the applicable jurisdiction in the Territory. Regulatory Authority shall include, without limitation, the FDA and the European Medicines Agency.

1.66	“Research Collaboration” shall mean the research activities conducted by the Parties in accordance with the Research Plan.

1.67	“Research Compound” shall mean a Hit that has been designated by the JMC as a modulator of the relevant Target and as meeting the potency, selectivity, and other criteria established by the JRC for Research Compounds and with respect to such Target as documented in the Research Plan.

1.68	“Research Plan” shall mean the document which sets forth the activities and methods necessary for carrying out the Research Collaboration, as may be amended by the JRC from time to time.

1.69	“Sublicensee” shall mean a Third Party to whom CVT has granted or transferred a license or sublicense to make, have made, import, use, sell, or offer for sale Licensed Products pursuant to Section 4.7 or to whom PTC has granted or transferred a license or sublicense to make, have made, import, use, sell, or offer for sale PTC Products pursuant to Section 4.9.

1.70	“Target” shall mean any Initial Target or any Additional Target. For clarity, a Target shall include the protein, as well as the gene and RNA encoding such protein.

1.71	“Territory” shall mean all countries and jurisdictions of the world.

1.72	“Third Party” shall mean any party other than CVT or PTC or their respective Affiliates.

1.73	“Valid Claim” shall mean (a) a claim in an issued, unexpired patent that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, or (iv) is not lost through an interference proceeding, or (b) a claim in any pending patent application which has neither been abandoned nor been pending for more than seven (7) years.

Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
CVT	Preamble
PTC	Preamble
Effective Date	Preamble
Party	Preamble
Parties	Preamble
Quarterly JRC Meeting	2.2(a)
Project Team	2.2(a)
Quarterly JMC Meeting	2.3(a)
[1][*]	3.11(a)(i)
Non-Collaboration Program	3.11(a)(ii)
Third Party Activity	3.11(e)
CVT Existing Program	3.12(b)
Third Party Activity	3.12 (e)
Lead Optimization Opt-In Right	4.8(a)(i)
IND-Opt-In Right	4.8(b)(i)
Proof-of-Concept Budget	4.8(b)(i)

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Definition	Section
Proof-of-Concept Date	4.8(c)(i)
Registration Budget	4.8(c)(i)
Co-Promote Agreement	4.8(c)(ii)
Co-Promote Option	4.8(c)(iii)
Promissory Note	5.1(b)
Convertible Promissory Note	5.1(c)
Excess Amount	5.3
Third Party Payments	5.8
PTC Third Party Payments	5.9
PTC Product License Term	5.12
Opt-In Rights	6.1
Competitive Infringement	8.2
SEC	9.3
Losses	11.1
Representatives	11.1
Indemnified Party	11.3
Cure Period	12.5
Dispute	12.10

2.	GOVERNANCE

2.1	Alliance Manager. Each Party shall appoint one or more Alliance Manager(s) and notify the other Party of the designation of its respective Alliance Manager(s), including any changes in such designation from time to time during the Collaboration Term. The Alliance Manager(s) for each Party shall be responsible for working with the JRC and the JMC established under this Article to coordinate and implement the Party’s responsibilities and obligations under this Agreement. Each Party shall endeavor to assure that any employee it appoints as an Alliance Manager has appropriate experience and decision-making powers to support the Alliance Manager role for the then-current stage of the Agreement.

2.2	Joint Research Committee and Project Teams.

(a)	Structure of JRC. The Parties shall establish the JRC within fifteen (15) days of the Effective Date. The JRC shall be comprised of three (3) representatives from each Party, each with appropriate decision-making authority. The chairperson of the JRC shall be designated by CVT. The chairperson of the JRC shall designate a secretary of each meeting, who shall be responsible for preparing the minutes of the meeting. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JRC. The Parties agree that they shall endeavor to ensure that draft minutes of each meeting will be distributed within fifteen (15) days of the meeting, and final minutes shall be approved by both Parties within one month of the meeting. The chairperson shall distribute a draft agenda prior to each meeting of the JRC. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the JRC. Subject to Section 2.2(c) regarding formation of Project Teams, the JRC shall meet periodically as needed, but in no event less than once during each calendar quarter (each, a “Quarterly JRC Meeting”), in person (with locations to alternate between the Parties) or by teleconference or other electronic means as mutually agreed, to discuss matters within its purview. Subject to the provisions of Article 9, the JRC may invite other representatives of the Parties with special skills or knowledge to attend meetings where appropriate. The JRC shall adopt such other procedural rules as shall be necessary or convenient for its work. Each Party shall be responsible for all travel and other costs for its representatives to attend meetings of, and otherwise participate on, the JRC.

(b)	Duties of the JRC or Project Teams (Once Project Teams Formed). In all cases subject to Section 2.4, the JRC (or, with respect to specific Targets, the Project Teams, once formed as provided Section 2.2(c) below) shall be responsible for: (i) promptly developing and agreeing upon the initial version of the Research Plan and updating the Research Plan as necessary from time to time; (ii) preparing an annual budget for the activities under the Research Plan for approval by the JMC; (iii) overseeing and managing performance of the Research Collaboration by the Parties; (iv) making recommendations regarding selection of Additional Targets and the definition of “Active” for such Targets in accordance with Section 3.4, and submitting such recommendations to the JMC for its approval; (v) making recommendations regarding the screening of compounds based on the Research Plan and the designation of Hits, Research Compounds, Lead Compounds and IND Candidates, and submitting such recommendations to the JMC for its approval; (vi) overseeing and coordinating Lead Optimization leading to the designation of IND Candidate(s), but only if PTC has exercised a Lead Optimization Opt-In Right pursuant to Section 4.8(a) with respect to a given Target; (vii) overseeing and coordinating IND-enabling and pre-clinical studies, CMC (Chemistry, Manufacturing and Controls) and clinical development but only if PTC has exercised an IND Opt-In Right pursuant to Section 4.8(b) for a given Target; (viii) overseeing and coordinating the submission and approval of any IND (if any) relating to any IND Candidates but only if PTC has exercised an IND Opt-In Right pursuant to Section 4.8(b) for a given Target; and (ix) implementing any of the foregoing.

(c)	Formation of Project Teams. At any time after selection of a specific Target, a separate project team (each, a “Project Team”) may be established by the JRC to manage all activities related to such Target and Collaboration Compounds that are Active against such Target. After commencement of a Lead Optimization program for the specific Target, such Project Team shall take over the duties of the JRC under Section 2.2(b) with respect to such Project Team’s Target and the Collaboration Compounds that are Active against such Target, and the JRC will have no further management or oversight responsibilities for such Target or Collaboration Compounds. The Parties shall agree upon an appropriate number of representatives from each Party to serve on each Project Team, and CVT shall appoint a chairperson for each Project Team. The Project Team shall conduct meetings, prepare minutes, circulate draft agendas, meet at least quarterly, and otherwise conduct its activities and decision-making in the same manner as the JRC, as set forth in Section 2.2(a). Once the Project Team has replaced the JRC with respect to a particular Target and the Collaboration Compounds that are Active with respect to such Target, the Project Team shall report directly to the JMC and, subject to Section 2.4 regarding CVT decision-making authority, the JMC shall have sole decision-making authority with respect to any recommendations made by the Project Team.

(d)	Meetings and Decision-Making by the JRC or Project Teams. Unless waived by a Party in writing, at least two (2) JRC (or Project Team) representatives from each Party must participate in a meeting of the JRC (or Project Team) in order for there to be a quorum for such meeting. The members of the JRC (or Project Team) shall seek to make all recommendations to be made by them unanimously following full discussion thereof (with each Party’s representatives having, collectively, one (1) vote), and the JRC (or Project Team) shall have the duties set forth in Section 2.2(b). If the JRC (or Project Team) is unable to reach a unanimous decision with respect to any matter within the scope of its duties and decision-making authority, then at any time either Party may refer the dispute to the JMC for resolution, subject to Section 2.4 regarding CVT decision-making authority. Changes in designation of JRC (or Project Team) members by each Party may occur during the Collaboration Term upon notification by the Party.

2.3	Joint Management Committee.

(a)	Structure of the JMC. The Parties shall establish the JMC within fifteen (15) days after the Effective Date, which shall be comprised of three (3) representatives from each Party, each with appropriate decision-making authority. The chairperson of the JMC will be designated by CVT. The chairperson shall designate a secretary of each meeting, who shall be responsible for preparing the minutes of the meeting. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JMC. The Parties agree that they shall endeavor to ensure that draft minutes of each meeting will be distributed within fifteen (15) days of the meeting, and final minutes shall be approved by both Parties within one month of the meeting. The chairperson shall distribute a draft agenda prior to, and final meeting minutes reasonably promptly following, each meeting of the JMC. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the JMC. The JMC shall meet periodically as needed, but in no event less than once during each calendar quarter (each, a “Quarterly JMC Meeting”), in person (with locations to alternate between the Parties) or by teleconference or other electronic means as mutually agreed, to discuss matters within its purview. After the Collaboration Term ends, subject to Section 2.4, the JMC will meet at least two times in every calendar year for informational and coordination purposes during the License Term, unless waived by the Parties in writing. Subject to the provisions of Article 9, the JMC may invite other representatives of the Parties with special skills or knowledge to attend meetings where appropriate. The JMC shall adopt such other procedural rules as shall be necessary or convenient for its work. Each Party shall be responsible for all travel and other costs for its representatives to attend meetings of, and otherwise participate on, the JMC.

(b)	Meetings and Decision-Making by the JMC. Unless waived by a Party in writing, at least two (2) JMC representatives from each Party must participate in a meeting of the JMC in order for there to be a quorum for such meeting. The members of the JMC shall seek to make all determinations to be made by them unanimously following full discussion thereof (with each Party’s representatives having, collectively, one (1) vote). If the JMC is unable to reach a unanimous decision on any matter within its decision-making authority, including but not limited to resolution within [*] business days of any referrals of disputes from the JRC or a Project Team, then the dispute shall be referred to the respective heads of research of the Parties (or their individual designees), who will attempt to resolve the matter in good faith discussions. Should the Parties’ respective heads of research fail to reach agreement on a particular matter within [*] business days, then the dispute shall be referred to the respective CEOs of the Parties who will attempt to resolve the matter in good faith. If the Parties’ respective CEOs, are unable to reach agreement on a particular matter within [*] business days, subject to Section 2.4 regarding CVT decision-making authority, the JMC shall continue to apply and adhere to the previously agreed to plans and obligations, including the Research Plan, until such time (if any) as the dispute can be resolved. Changes in designation of JMC members by each Party may occur during the Agreement upon written notification by the Party to the other Party.

(c)	Duties of the JMC. In all cases subject to Section 2.4, the JMC shall be responsible for: (i) monitoring the activities of the JRC and any Project Teams that have been established for particular Targets; (ii) approving (or not) all recommendations made by the JRC or any Project Team, including with respect to annual budgets under the Research Plan, selection of

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Additional Targets and Collaboration Compounds (including Hits, Research Compounds, Lead Compounds, and IND Candidates), the definition of “Active” for Additional Targets in accordance with Section 3.4, the declaration of Lead Optimization programs and documenting all such actions in writing; (iii) documenting in writing any exclusive licenses which are taken by CVT pursuant to this Agreement, including which Target(s) and Collaboration Compounds which are Active against such Targets (if any) are licensed by CVT hereunder; (iv) documenting in writing all designations of Non-Collaboration Compounds pursuant to Sections 3.5, 3.6 and 3.7 of this Agreement; (v) establishing policies for presentation or publication of results of the results of activities carried out under this Agreement; and (vi) managing the interactions between CVT and PTC which occur with respect to the Development of Collaboration Compounds. In addition, through the JMC meetings under Section 2.3(a), CVT shall provide PTC with good faith, annual budget estimates and annual plans for the Development of Collaboration Compounds, and updates to such annual budgets and plans. CVT shall also endeavor to provide to PTC advance drafts of the annual budget estimates and annual plans for Development of Collaboration Compounds in order to provide advance notice to PTC.

2.4	Control and Decision-Making Authority.

(a)	Lead Optimization and Lead Optimization Opt-In. The JRC, Project Teams and JMC shall each have the duties and decision-making authority as set forth in Sections 2.2 (for the JRC and Project Team) and 2.3 (for the JMC) with respect to a given Target through the end of Lead Identification for such Target. Unless PTC has exercised a Lead Optimization Opt-In Right pursuant to Section 4.8(a) and provided that PTC has not later opted out under Section 4.8(a)(ii), CVT shall assume final decision-making authority (without any requirement for referrals to the respective heads of research and CEOs contemplated in Section 2.3(b)) with respect to such Target (subject to Section 2.4(e)) upon the expiration of such Lead Optimization Opt-In Right. If PTC exercises a Lead Optimization Opt-In Right with respect to a given Target pursuant to Section 4.8(a), for the period through Lead Optimization and up to (but not including) clinical Development for such Target, the JRC, Project Team and the JMC shall continue to have the duties and decision-making authority as set forth in Sections 2.2 and 2.3.

(b)	Clinical Development and IND Opt-In. Unless PTC has exercised a Lead Optimization Opt-In Right under Section 4.8(a) or an IND Opt-In-Right pursuant to Section 4.8(b), CVT shall assume final decision-making authority (without any requirement for referrals to the respective heads of research and CEOs contemplated in Section 2.3(b)) with respect to such Target (subject to Section 2.4(e)) upon the expiration of such IND Opt-In Right. If PTC has not exercised its Lead Optimization Opt-In Right for a given Target, but subsequently exercises an IND Opt-In Right pursuant to Section 4.8(b) for such Target, then from the date of notice of such exercise through completion of the applicable Clinical Proof-of-Concept Study for such IND Candidate for such Target, and notwithstanding the provisions of Section 2.4(a) relating to CVT decision-making, and provided that PTC has not opted out under Section 4.8(b)(ii), the Project Team and the JMC shall have the duties and decision-making authority as set forth in Sections 2.2 and 2.3, and the duties of the Project Team and the JMC shall be extended to include such Development of such IND Candidate relating to such Target, such that the Project Team shall be responsible for preparation and presentation of research plans and study designs regarding such clinical Development and the JMC shall be responsible for review and approval of such research plans and study designs regarding such clinical Development.

(c)	Phase III Clinical Development and Thereafter. Unless PTC has exercised a Co-Promote Option pursuant to Section 4.8(c), CVT shall assume final decision-making authority (without any requirement for referrals to the respective heads of research and CEO’s contemplated in Section 2.3(b)) with respect to such Target (subject to Section 2.4(e)) upon the expiration of such Co-Promote Option. If PTC exercises a Co-Promote Option pursuant to Section 4.8(c) for a given Target and Collaboration Compound(s) which are Active against such Target exclusively licensed by CVT pursuant to this Agreement, and provided that PTC has not opted out under Section 4.8(c)(iv), the JMC shall be responsible for managing the interactions between CVT and PTC with respect to the development and commercialization of Licensed Products incorporating any such Collaboration Compound(s) exclusively licensed by CVT, except as may be superseded by the terms of any Co-Promote Agreement entered into by the Parties pursuant to Section 4.8(c)(iii).

(d)	CVT Decision-Making Authority. In the case where PTC has exercised a Lead Optimization Opt-In Right, an IND Opt-In Right or a Co-Promote Option with respect to a given Target, and has not opted out under Section 4.8, CVT shall assume final decision-making authority (subject to Section 2.4(e)) from commencement of the first Phase I Clinical Trial and thereafter, with respect to any IND Candidate and any Licensed Product relating to such Target, after such referrals to the respective heads of research and CEOs required in Section 2.3(b), as applicable, have occurred. In the case where PTC has not exercised a Lead Optimization Opt-In Right, an IND Opt-In Right or a Co-Promote Option with respect to a given Target, CVT shall assume final decision-making authority (subject to Section 2.4(e)) from commencement of the first Phase I Clinical Trial and thereafter, without any requirement for referrals to the respective heads of research and CEOs contemplated in Section 2.3(b).

(e)	Limitations on CVT Decision-Making Authority. Nothing in this Section 2.4 or otherwise in this Agreement shall be construed to mean that CVT in the exercise of its decision-making authority under this Section 2.4 may override the provisions of Sections 3.10 (Responsibility for Development Costs), 3.11 (Exclusivity Regarding Targets), Article 5 (Payments), Article 6 (Diligence), Article 7 (Intellectual Property), Article 8 (Intellectual Property Infringement), or Article 12 (Term, Termination and Expiration), or the definition of “Active” with respect to a particular Target established by the JRC and JMC pursuant to Sections 1.1 and 3.4.

3.	RESEARCH COLLABORATION

3.1	The Research Collaboration. The Research Collaboration shall be conducted by the Parties in accordance with the initial Research Plan. Thereafter, the Research Plan shall be reviewed periodically by the JRC and may be amended by written agreement of the JRC as approved in writing by the JMC. The activities to be performed by the Parties during the Collaboration Term shall include (i) selection of Additional Targets, (ii) identification of Hits, (iii) identification of Research Compounds, (iv) Lead Identification, (v) Lead Optimization, (vi) identification of IND Candidate(s), (vii) IND-enabling work for IND Candidates including GLP safety studies, CMC and formulation development and (viii) management of IND submission.

3.2	Targets. The Parties agree that a total of five (5) Targets, including the Initial Targets and [*] Additional Targets, will be selected by the Parties as described in Section 3.4 below and in accordance with the Research Plan.

3.3	Initial Targets. [*] shall be designated as the Initial Targets for screening under the Research Plan.

3.4	Additional Targets.

(a)	The Parties agree that [*] Additional Targets shall be selected for screening under the Research Collaboration. The process for selection of such Additional Targets will be as follows:

(i)	through the JRC, the Parties will nominate a group of potential Targets for evaluation of suitability for GEMS, and each Party shall provide to the other Party the information specified in Section 3.11(a)(ii);

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	the nominated Target candidates will be evaluated by PTC in order to determine the potential for modulating said Target candidates utilizing GEMS;

(iii)	PTC will submit to the JRC a ranked list of the nominated Target candidates along with any literature or experimental evidence, as known at the time of submission;

(iv)	the JRC will analyze the nominated Target candidates evaluated by PTC and determine which of these Target candidates will be selected as Additional Targets based on the information provided in subsection 3.4(a)(iii);

(v)	if the JRC selects any of the Target candidates to be Additional Targets, the JRC under Section 2.2(b)(iv) will submit such recommendation and the proposed definition of “Active” to the JMC for written approval under Section 2.3(c)(ii); and

(vi)	once approved by the JMC under Section 2.3(c)(ii), the Additional Targets will be screened in the manner described in the Research Plan using the definition of “Active” approved by the JMC.

(b)	The Parties agree that the JRC will select the Additional Targets within [*] months after the Effective Date. Using the same process set forth in Section 3.4(a), the JRC may select and the JMC may approve one or more substitute Target(s) in replacement of any previously selected Target prior to the commencement of Lead Optimization against such previously selected Target. If one or more substitute Target(s) are selected, it is understood that (i) additional FTEs may be required to complete work on these latter Targets, and (ii) the provisions of Section 3.11 shall no longer apply to the previously selected Target that has been replaced.

3.5	Identification of Hits; Screening Assay. PTC will use its GEMS technology to screen its compound library against the Targets in order to identify Hits. PTC shall complete such screening and provide information concerning the Hits to the JRC and CVT as described in the Research Plan. The JRC shall review the Hits and determine which Hits meet the Research Compound criteria and provide this determination to the JMC for written approval. No more than [*] days after the JRC’s recommendation is presented to the JMC, the JMC shall determine whether such Hits merit further study and if so, shall designate such Hits as Research Compounds in writing. Any compounds that are not Active, or otherwise deemed by the JMC to not be of interest, shall be designated by the JMC in writing under Section 2.3(c)(iv) as Non-Collaboration Compound(s), which Non-Collaboration Compounds shall no longer be subject to the Research Collaboration and shall be available to PTC immediately following such designation. PTC shall have the right to screen such Non-Collaboration Compounds and to develop and commercialize products incorporating such Non-Collaboration Compounds with no royalty or milestone obligations to CVT for such products under this Agreement, subject, however, to the exclusivity provisions of Section 3.11.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6	Lead Identification. PTC shall screen the Research Compounds using the assays as set forth in the Research Plan. PTC shall provide the results of the screening assays to the JRC and CVT. The JRC shall review the results of the screening assays, determine which Research Compounds shall be designated as Lead Compounds and submit its recommendations to the JMC for written approval. No more than [*] days after the JRC’s recommendation is presented to the JMC, the JMC shall determine under Section 2.3(c)(iv) whether such Research Compounds merit further study and if so, shall designate such Research Compounds as Lead Compounds in writing. Any Research Compounds that are not designated as Lead Compounds shall remain in the PTC compound library, and shall continue to be part of the Research Collaboration and subject to the exclusivity provisions of Section 3.11 until [*] days after the end of the Collaboration Term. After such [*] day period, if CVT does not take an exclusive license to such compounds pursuant to Section 4.6, then such Research Compounds shall be deemed Non-Collaboration Compounds, and PTC shall have the right to screen such Non-Collaboration Compounds and to develop and commercialize products incorporating such Non-Collaboration Compounds with no royalty or milestone obligations to CVT for such products under this Agreement.

3.7	Lead Optimization. Upon designation of at least one Lead Compound for a given Target, the Parties will determine which Party shall primarily conduct Lead Optimization. The selected Party, in consultation with the other Party, shall conduct a Lead Optimization program consisting of medicinal chemistry synthesis of analogs of the Lead Compound(s) and testing of these analogs in a series of assays to determine efficacy, selectivity and pharmaceutical properties, as set forth in the Research Plan. Additional pharmacological studies of analogs may also be performed by the selected Party, as set forth in the Research Plan. The JRC shall review the results of the assays, determine which Lead Compound(s) should be designated as IND Candidates, and submit its recommendations to the JMC for written approval. No more than [*] days after the JRC’s recommendation is presented to the JMC, the JMC shall determine in writing under Section 2.3(c)(ii) whether such Lead Compound(s) merit designation as IND Candidates. After the [*] day period following the end of the Collaboration Term, if CVT does not take an exclusive license to Collaboration Compounds which are Active against a particular Target pursuant to Section 4.6, then such Collaboration Compounds shall be deemed Non-Collaboration Compounds, and PTC shall have the right to screen such Non-Collaboration Compounds and to develop and commercialize products incorporating such Non-Collaboration Compounds with no royalty or milestone obligations to CVT for such products under this Agreement. If, prior to the [*] day following the end of the Collaboration Term, CVT exercises its right to obtain an exclusive license pursuant to Section 4.6 to Collaboration Compounds identified as Active against such Target in the applicable Lead Optimization program (as documented by the JMC pursuant to Section 2.3(c)(iii)), then such Collaboration Compounds shall be subject to CVT’s license pursuant to Section 4.6 for so long as such license remains in effect.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.8	Pre-Clinical Studies. Upon designation of each IND Candidate, the JRC or Project Team shall oversee the IND-enabling work for such IND Candidate including GLP-safety studies, CMC and formulation development. Each Party shall participate based upon expertise and facilities (such as GLP toxicology and GMP chemical manufacturing). PTC may work on non-GLP characterization of IND Candidates during this phase. In addition, the JRC or Project Team may propose, subject to JMC approval and the Parties’ agreement on economic terms, that PTC continue Lead Optimization to identify and characterize potential backup IND Candidates.

3.9	FTE Resources; Third Party Resources.

(a)	The responsibilities of the Parties shall be set forth in the Research Plan.

(b)	FTE resources shall be provided by the Parties as set forth in the Research Plan.

(c)	Third Party resources to be utilized by the Parties in carrying out the Research Plan shall be set forth in the Research Plan.

3.10	Responsibility for Development Costs. The responsibilities of the Parties with respect to Development Costs through Lead Identification shall be as set forth in this Section 3.10. [*] will be responsible, on a Target-by-Target basis, for payment of [*] percent ([*] %) of the Development Costs incurred, in accordance with budgets therefore set forth in the Research Plan, during all stages of the Research Collaboration through Lead Identification. Subject to Section 4.8, CVT shall be responsible for all Development Costs following Lead Identification. If PTC exercises a Lead Optimization Opt-In Right or an IND Opt-In Right with respect to a particular Target under Section 4.8, then [*] will be responsible for payment of [*] percent ([*] %) of the Development Costs incurred, in accordance with budgets and plan therefor established pursuant to Section 4.8(a) or 4.8(b), as applicable, after such exercise through the completion of the applicable Clinical Proof-of-Concept Study. CVT shall provide to PTC good faith annual budgets and plans through the JMC, as set forth in Section 2.3(c). The Parties shall reconcile and pay for Development Costs as set forth in Section 5.3. Notwithstanding the foregoing, CVT shall not be responsible for any Development Costs with respect to Non-Collaboration Compounds incurred after such Non-Collaboration Compounds cease to be subject to the Research Collaboration under Sections 3.5, 3.6 and 3.7.

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3.11	Exclusivity Regarding Targets.

(a)	During the Collaboration Term (including any extensions thereof) and any period thereafter during which CVT has the right to obtain a license pursuant to Section 4.6, neither Party nor any of its Affiliates shall conduct any research program or discovery effort pertaining to the Targets, other than research and development in the conduct of the Research Collaboration, except as provided in subsections (i) and (ii) below.

(i)	CVT shall have the right to continue CVT’s currently active internal program which relates to [*] (the “CVT Existing Program”). CVT (A) shall implement reasonable measures to separate the research activities and results relating to the CVT Existing Program from activities and results related to the [*] Target which are conducted under the Research Collaboration, (B) shall ensure no Know-How or Patent Rights relating to the CVT Existing Program are provided to PTC by CVT or used by CVT in the conduct of the Research Collaboration without PTC’s prior written consent, (C) shall not enter into any partnership arrangement with any Third Party with respect to the CVT Existing Program and (D) shall ensure that CVT’s conduct of the CVT Existing Program does not utilize either PTC Base Technology or Collaboration Technology. In addition, until such time (if any) as CVT informs PTC in writing that the CVT Existing Program has been terminated, PTC may choose not to share with CVT the chemical structures from, or the enabling details of the assay for, PTC’s screening activities with respect to the [*] Target in the Research Collaboration; provided, however, that PTC agrees it will make such chemical structures or enabling details available to a mutually agreeable Third Party adviser to CVT subject to appropriate confidentiality restrictions.

(ii)	When a Target candidate is submitted for nomination to the JRC pursuant to Section 3.4(i), each Party shall disclose to the other Party as Confidential Information, whether it is currently conducting any research and development program which such Party believes in good faith may generate compounds that may act upon the nominated Target candidate (each, a “Non-Collaboration Program”), and if so, such Party shall provide to the other Party information pertaining to the nominated Target candidate, screening assay(s) and biological mechanism of action for the Non-Collaboration Program(s). If, after such disclosure by a Party, such nominated Target candidate is approved as an Additional Target pursuant to Section 3.4, each Party shall be free to continue to conduct its Non-Collaboration Program(s). Furthermore, the Non-Collaboration Program(s) shall not be considered to be part of the Research Collaboration, and provided the Party conducting such Non-Collaboration Program is in compliance with this Section 3.11(a), any results, discoveries, inventions, patent rights, data, compounds, or products resulting from any Non-Collaboration Program(s) of a Party shall not be subject to this Agreement and shall be solely owned by the Party which is conducting the Non-Collaboration Program. During the Collaboration Term, in any case in which a Party is pursuing a Non-Collaboration Program, it (A) shall implement reasonable measures to separate the research activities and results relating to the Non-Collaboration Program from activities and results against any related Targets under the Research Collaboration, (B) shall ensure no Know-How or Patent Rights relating to the Non-Collaboration Program are provided by the Party pursuing the Non-Collaboration Program to the other Party, or used by the Party pursuing the Non-Collaboration Program in the conduct of the Research Collaboration without the other Party’s prior written consent, and (C) shall ensure that such Party’s conduct of the Non-Collaboration Program does not use PTC Base Technology (where CVT is the Party pursuing the Non-Collaboration Program) or CVT Base Technology (where PTC is the Party pursuing the Non-Collaboration Program) or Collaboration Technology.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Notwithstanding Section 3.11(a), either Party shall be free to conduct any discovery, development and commercialization program that is related to a biological target other than a Target (even if, as part of the relevant metabolic or other biological pathway, such program may impact a Target), so long as the primary goal of such program as verified by documented activities is not to discover or develop compounds that: (i) regulate the transcription of a Target; (ii) regulate the translation of a Target (example: post transcriptional control by GEMS); or (iii) bind to a Target (example: enzyme inhibition if the Target is an enzyme); provided, however, that any such program shall not utilize either the PTC Base Technology (in the case of CVT), the CVT Base Technology (in the case of PTC), or the Collaboration Technology.

(c)	The provisions of this Section 3.11 shall terminate and cease to have any force or effect with respect to any Target if, at any time after the initial screening of compounds against such Target in the Research Collaboration, no Collaboration Compound Active against such Target continues to be developed by CVT under the Research Collaboration (i.e., all Hits, Research Compounds and Lead Compounds which relate to such Target have become Non-Collaboration Compounds, and CVT no longer has the right to obtain an exclusive license pursuant to Section 4.6 with respect to such Non-Collaboration Compounds).

(d)	If CVT obtains an exclusive license pursuant to Section 4.6 with respect to Collaboration Compounds that are Active against a given Target, PTC shall not use or permit any Affiliate or Third Party to use any Collaboration Know-How specifically relating to such Target or to such Collaboration Compounds after the Collaboration Term for so long as CVT’s exclusive license pursuant to Section 4.6 remains in effect; provided, however, that nothing in this Agreement shall restrict PTC from using Collaboration Know-How for the development and commercialization of Non-Collaboration Compounds or PTC Products which are directed against targets other than Targets which relate to Collaboration Compounds for which CVT has an exclusive license under Section 4.6.

(e)	The provisions of this Section 3.11 are not intended to apply to any activity otherwise prohibited by Section 3.11 if a Party’s involvement in such activity results from such Party’s acquisition by or of a Third Party (by merger or otherwise), but only if (i) such Third Party, prior to such acquisition or merger, was already engaged in such prohibited activity (the “Third Party Activity”) and (ii) no Patent Rights or Know-How of the other Party are used in connection with such Third Party Activities.

4.	OWNERSHIP; LICENSE GRANTS

4.1	PTC Base Technology. PTC shall own all rights, title and interest in and to the PTC Base Technology.

4.2	CVT Base Technology. CVT shall own all rights, title and interest in and to the CVT Base Technology.

4.3	Collaboration Technology. Regardless of inventorship, PTC shall own all Collaboration Technology. CVT hereby assigns to PTC all rights, title and interest in and to the Collaboration Technology, and shall execute all further documents reasonably necessary or desirable to more fully effectuate such assignment, at PTC’s expense.

4.4	Non-Exclusive Research License to PTC Base Technology. During the Collaboration Term (as may be extended by the Parties), PTC grants to CVT and CVT accepts, a non-exclusive, world-wide license under the PTC Base Technology and Collaboration Technology to conduct research and Development activities with respect to Targets, Hits, Research Compounds, Lead Compounds and IND Candidates pursuant to the Research Plan. PTC also grants to CVT the right to sublicense or transfer, during the Collaboration Term, the rights granted to CVT in this Section 4.4 under the Collaboration Technology to: (i) Affiliates, without obtaining PTC’s consent to such sublicense; and (ii) to Third Parties, with PTC’s consent to such sublicense, which shall not be unreasonably withheld or delayed; in each case subject to the requirements of the last two sentences of Section 4.7.

4.5	Non-Exclusive Research License to CVT Base Technology. During the Collaboration Term, CVT grants to PTC and PTC accepts, a non-exclusive, world-wide license under the CVT Base Technology to conduct research and development activities pursuant to the Research Plan, with no right to sublicense. CVT also grants to PTC the right to sublicense or transfer, during the Collaboration Term, the rights granted to PTC in this Section 4.5 under the Collaboration Technology to: (i) Affiliates, without obtaining CVT’s consent to such sublicense; and (ii) to Third Parties, with CVT’s consent to such sublicense, which shall not be unreasonably withheld or delayed; provided, however, that PTC shall in each case comply with the requirements of the last two sentences of Section 4.7 (substituting “PTC” for “CVT” and vice versa).

4.6	CVT Right to Take Exclusive Licenses to Collaboration Compounds. CVT shall have the right, exercisable on a Target-by-Target basis, to take exclusive licenses under the PTC Base Technology and the Collaboration Technology pursuant to this Agreement as set forth hereinbelow. Any such exercise by CVT shall be documented in writing by the JMC, including the Target and all Collaboration Compounds identified as Active against the given Target. If CVT desires to exercise its right to take such an exclusive license, it shall notify the JMC in writing of its intent and shall identify the Target and the Collaboration Compounds which it shall exclusively license hereunder, and PTC shall grant, and CVT shall accept, a transferable (subject to Section 4.7), sublicensable (subject to Section 4.7), exclusive license under the PTC Base Technology and the Collaboration Technology in the Territory relating to said Target and all Collaboration Compounds identified as Active against said Target to make, have made, use, have used, sell, have sold, offer for sale, distribute, have distributed, export, have exported, import and have imported Licensed Products in the Field in the Territory. The period of time during which CVT may exercise its right to obtain such exclusive licenses shall run, on a Target-by-Target basis, from the beginning of Lead Identification on Hits that are Active against a given Target up to [*] days after the end of the Collaboration Term.

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4.7	Sublicenses and Transfers. PTC also grants to CVT the right to transfer or sublicense any rights granted to CVT pursuant to Section 4.6 above, in each case subject to the terms and conditions set forth in this Section 4.7. With respect to specific Collaboration Compounds or IND Candidates, until the expiration of the time period during which PTC may exercise its IND Opt-In Right for such Collaboration Compounds or IND Candidates, CVT shall not enter into any sublicenses or transfer of licenses with Third Parties without obtaining PTC’s prior written consent, which shall not be unreasonably withheld or delayed. If PTC exercised a Lead Optimization Opt-In Right with respect to such Collaboration Compounds or IND Candidates, after the date on which the IND Opt-In Right would have expired but for the earlier exercise of PTC’s Lead Optimization Opt-In Right, CVT shall be free to enter into any sublicenses or transfer of licenses with Third Parties without obtaining PTC’s prior written consent. If PTC does not exercise an IND Opt-In Right for a given IND Candidate, on and after the date of expiration of such Opt-In Right, CVT shall have the right to enter into sublicenses or transfer of licenses with Third Parties without obtaining PTC’s consent. In all circumstances and at all times, CVT shall have the right to enter into sublicenses with, or transfer licenses to, CVT Affiliates without obtaining PTC’s consent. In addition to obtaining PTC’s consent when required, CVT shall provide PTC with at least the following information with respect to each Sublicensee no later than [*] business days after the execution of each sublicense or transfer of license agreement: (a) the identity of the Sublicensee, (b) the Collaboration Compound or Licensed Product which is the subject of the sublicense or transfer of license; and (c) a copy of the sublicense or transfer of license agreement between CVT and the Sublicensee; provided, however, that CVT may redact such portions of the sublicense or transfer of license agreement as are reasonably required to protect the business interests of such Sublicensee. Each sublicense or transfer of license granted by CVT shall impose on the Sublicensee the same obligations imposed on CVT (as applicable to the scope of the sublicense or transfer of license), although not necessarily the same economic terms as between CVT and such Sublicensee, and CVT shall remain responsible to PTC for the performance of the obligations of CVT’s Sublicensees.

4.8	PTC’s Option to Participate in Subsequent Development and/or Commercialization.

(a)	PTC Opt-In Right at Lead Optimization Stage.

(i)	Within [*] business days after the declaration by the JMC of a Lead Optimization program with respect to a particular Target, PTC may notify CVT in writing that PTC is exercising its option to co-fund the costs of Lead Optimization with respect to the relevant Collaboration Compounds Active against such Target through the completion of the applicable Clinical Proof-of-Concept Study (the “Lead Optimization Opt-In Right”). If PTC exercises its Lead Optimization Opt-In Right with respect to a particular Target, then (A) PTC shall commit to funding [*] percent ([*] %) of the costs of such Lead Optimization and Development Costs through the completion of the applicable Clinical Proof-of-Concept Study for IND Candidates with respect to such Target in accordance with such budgets as may be established and amended from time to time consistent with the provisions of Section 3.10 by the JMC, and (B) the provisions of Section 4.8(b) shall not apply to such Target. If PTC exercises its Lead Optimization Opt-In Right with respect to a Lead Optimization program for a particular Target, then the duties of the Project Team and JMC as set forth in Sections 2.2(b) and 2.3(c) of this Agreement shall be extended with respect to Lead Optimization and Development of the applicable Collaboration Compounds and any resulting IND Candidates with respect to the particular Target, subject to Section 2.4.

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(ii)	If PTC has exercised a Lead Optimization Opt-In Right with respect to a particular Target pursuant to this Section 4.8(a) and subsequently determines that it does not want to continue the co-funding obligations set forth in this Section 4.8(a) through the completion of the applicable Clinical Proof-of-Concept Study, PTC may terminate such Lead Optimization Opt-In Right and co-funding obligations upon sixty (60) days’ prior written notice to CVT, and PTC shall continue to pay [*] percent ([*] %) of the costs of Lead Optimization and Development under Section 4.8(a)(i) and this Section 4.8(a)(ii), through the date of termination of PTC’s Lead Optimization Opt-In-Right. If PTC terminates such Lead Optimization Opt-In Right, provided that PTC has paid for [*] percent ([*] %) of the incurred costs as set forth above up to termination date of the Opt-In-Right, CVT shall repay PTC for the financial contribution made by PTC during the period commencing on PTC’s exercise of the Lead Optimization Opt-In Right and ending upon termination of the Lead Optimization Opt-in Right by PTC on sixty (60) days’ prior written notice. Such repayment by CVT shall only be in the form of a royalty of [*] percent ([*] %) of CVT Net Sales of Licensed Products, in addition to the royalties owed by CVT pursuant to Sections 5.5 and 5.6 of this Agreement. Payment of such additional royalty by CVT shall occur up to the point at which the amount of additional royalties paid by CVT under this Section 4.8(a)(ii) is equal to the amount of financial contribution made by PTC under Section 4.8(a)(i) and this Section 4.8(a)(ii), at which point CVT’s repayment obligation and additional royalty obligation to PTC shall be fully satisfied. The Parties shall agree in writing on the exact amount to be repaid within [*] days after PTC’s termination notice (if any) hereunder, and CVT shall have the right to offset against such repayment obligation hereunder the full amount of any transition costs incurred by CVT and its Affiliates and Sublicensees resulting from PTC’s termination of the Lead Optimization Opt-In Right.

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(b)	PTC Opt-In Right at IND Submission Stage.

(i)	If, with respect to a particular Target, PTC did not exercise its Lead Optimization Opt-In Right under Section 4.8(a), then at least [*] days prior to the filing of an IND for any IND Candidate with respect to such Target, CVT shall provide to PTC a statement of the Pre-IND Cost Share with respect to such IND Candidate, together with a written non-binding good faith estimate of the additional Development Costs with respect to the applicable IND Candidate for clinical studies through the completion of the Clinical Proof-of-Concept Study (the “Proof-of-Concept Budget”). At any time prior to the date that is [*] days following PTC’s receipt of written notice from CVT that an IND has been submitted for the applicable IND Candidate, PTC may notify CVT in writing that PTC is exercising its option to co-fund Development Costs with respect to the applicable IND Candidate for a Target through the completion of the applicable Clinical Proof-of-Concept Study (the “IND Opt-In Right”). If PTC exercises its IND Opt-In Right with respect to an IND Candidate, then (A) PTC shall pay to CVT the Pre-IND Cost Share with respect to such IND Candidate within [*] days after exercising its IND Opt-In Right (provided that PTC shall only be required to pay the Pre-IND Cost Share once for the costs of any given Lead Optimization program), and (B) PTC shall commit to funding [*] percent ([*] %) of the Development Costs through the completion of the applicable Clinical Proof-of-Concept Study for such IND Candidate in accordance with such budgets as may be established and amended from time to time by the JMC consistent with the provisions of Section 3.10. If PTC exercises its IND Opt-In Right for a particular Target, then the duties of the Project Team and the JMC as set forth in Sections 2.2(b) and 2.3(c) shall be extended, subject to Section 2.4.

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(ii)	If PTC has exercised an IND Opt-In Right with respect to a particular Target pursuant to this Section 4.8(b) and subsequently determines that it does not want to continue the co-funding obligations set forth in this Section 4.8(b) through the completion of the applicable Clinical-Proof-of-Concept Study, PTC may terminate such IND Opt-In Right and co-funding obligations upon sixty (60) days’ prior written notice to CVT and PTC shall continue to pay [*] percent ([*] %) of the costs of clinical studies under Section 4.8(b)(i) and this Section 4.8(b)(ii), through the date of termination of PTC’s IND-Opt-In Right. If PTC terminates such IND Opt-In Right, provided that PTC has paid for [*] percent ([*] %) of the costs incurred as set forth above up to the termination date of the Opt-In Right, CVT shall repay PTC for the financial contribution made by PTC during the period commencing on PTC’s exercise of the IND Opt-In Right and ending upon termination of the IND Opt-In Right by PTC on sixty (60) days’ prior written notice. Such repayment by CVT shall only be in the form of a royalty of [*] percent ([*]%) of CVT Net Sales of Licensed Products, in addition to the royalties owed by CVT pursuant to Sections 5.5 and 5.6 of this Agreement. Payment of such additional royalty by CVT shall occur up to the point at which the amount of additional royalties paid by CVT under this Section 4.8(b)(ii) is equal to the amount of financial contribution made by PTC under Section 4.8(b)(i) and this Section 4.8(b)(ii), at which point CVT’s repayment obligation to PTC and additional royalty obligation shall be fully satisfied. The Parties shall agree in writing on the exact amount to be repaid within [*] days after PTC’s termination notice (if any) hereunder, and CVT shall have the right to offset against such repayment obligation hereunder the full amount any transition costs incurred by CVT or its Affiliates or Sublicensees resulting from PTC’s termination of the IND Opt-In Right.

(c)	PTC Opt-In Right at End of Clinical Proof-of-Concept Study.

(i)	If PTC has exercised either its Lead Optimization Right pursuant to Section 4.8(a) with respect to a particular Lead Optimization program against a Target, or its IND Opt-In Right pursuant to Section 4.8(b) for a particular IND Candidate, then (and not otherwise), no longer than [*] days after receiving the final study report for the Clinical Proof-of-Concept Study for the relevant IND Candidate (the “Proof-of-Concept Date”), CVT shall provide to PTC a written statement of CVT’s non-binding good faith estimate of additional Development Costs with respect to such relevant IND Candidate for clinical studies through Regulatory Approval (the “Registration Budget”). For the purpose of the preceding sentence, “final” includes any secondary review of the study report or data contemplated as part of the study design.

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(ii)	At any time prior to the date that is [*] days following PTC’s receipt of written notice from CVT that an IND or IND amendment with respect to a Phase III Clinical Trial has been submitted for the relevant IND Candidate following the Proof-of-Concept Date, PTC may notify CVT in writing that PTC is exercising its option to continue to co-fund Development of the relevant IND Candidate and to co-promote resulting Licensed Products (each, a “Co-Promote Option”).

(iii)	At any time following the commencement of a Phase II Clinical Trial for a particular IND Candidate, PTC may provide CVT with a good faith, non-binding indication of its interest in exercising a Co-Promote Option with respect to such IND Candidate. At such time as either PTC exercises a Co-Promote Option under subsection (ii), or PTC provides CVT with a written indication of interest under this subsection (iii), the Parties shall commence good faith negotiation of an agreement (a “Co-Promote Agreement”) pursuant to which they will jointly commercialize and share equally in profits and losses from commercialization of resulting Licensed Products and share equally in responsibilities and costs of detailing and otherwise promoting such Licensed Products. The Parties shall use their best efforts to achieve negotiation and signature of a Co-Promote Agreement no later than the date upon which PTC receives written notification from CVT that an IND or IND amendment with respect to a Phase III Clinical Trial has been submitted for the particular IND Candidate.

(A)	If PTC provides CVT with a written indication of interest in exercising its Co-Promote Option under subsection (iii) prior to the completion of patient enrollment for the first Phase II Clinical Trial for a particular IND Candidate, but the Parties (despite good faith negotiations) are unable to reach agreement on a Co-Promote Agreement by the date that is [*] days following PTC’s receipt of written notice from CVT that an IND or IND amendment with respect to a Phase III Clinical Trial has been

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submitted for the relevant IND Candidate, and PTC has not indicated that it will withdraw its interest in exercising its Co-Promote Option, then neither Party shall continue any activities with respect to the particular IND Candidate and resulting Licensed Product(s) and all programs relating to such IND Candidate and resulting Licensed Product(s) shall cease. If, following the cessation of activities related to such IND Candidate and resulting Licensed Product, the Parties resume negotiations and enter into a Co-Promote Agreement, the Parties may resume activities related to such IND Candidate and Licensed Product(s) pursuant to the terms and conditions of this Agreement and the Co-Promote Agreement.

(B)	In any case where PTC has not provided CVT with a written indication of interest in exercising its Co-Promote Option under subsection (iii) prior to the completion of patient enrollment for the first Phase II Clinical Trial for a particular IND Candidate, then the sole obligation of the Parties with respect to a Co-Promote Agreement shall be to engage in good faith negotiations, and if (despite good faith negotiations) the Parties are unable to reach agreement on a Co-Promote Agreement by the date that is [*] days following PTC’s receipt of written notice from CVT that an IND or IND amendment with respect to a Phase III Clinical Trial has been submitted for the relevant IND Candidate, then CVT shall be free to proceed forward with the program as if PTC had not exercised its Co-Promote Option, and PTC shall have no co-development or co-promote obligations with respect to such program.

(iv)	If PTC has exercised a Co-Promote Option with respect to a particular Target pursuant to this Section 4.8(c) and subsequently determines that it does not want to continue the co-funding obligations set forth in this Section 4.8(c), PTC may terminate such Co-Promote Option and co-funding obligations upon sixty (60) days’ prior written notice to CVT, and PTC shall continue to pay [*] percent ([*] %) of the costs of clinical studies through the date of termination of PTC’s Co-Promote Option.

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(d)	Consequences for Termination of Opt-In Rights. If PTC exercises a Lead Optimization Opt-In Right or IND Opt-In Right and then subsequently terminates such Lead Optimization Opt-In Right or IND Opt-In Right pursuant to Section 4.8(a)(ii) or Section 4.8(b)(ii) at any point during the Agreement, it may not exercise any further Opt-In Rights with respect to the Target which was the subject of the Lead Optimization Opt-In Right or IND Opt-In Right. If PTC exercises a Co-Promote Option and then subsequently terminates such Co-Promote Option pursuant to Section 4.8(c)(iv), it may not exercise a Co-Promote Option for any other Targets. Notwithstanding the foregoing, if PTC terminates an Opt-In Right within [*] days of receipt of an invoice under Section 5.3 in excess of [*] % of the budget for the applicable calendar quarter for Development Costs, then the provisions of this Section 4.8(d) shall not apply to such termination.

4.9	No License Taken By CVT for Collaboration Compounds Which are Active Against a Given Target. If CVT does not elect to obtain an exclusive license to Collaboration Compounds which are Active against a given Target under Section 4.6, then PTC shall have the exclusive right to commercialize Collaboration Compounds which are Active against such Target, including an exclusive, world-wide, sublicensable license under CVT Base Technology to make, have made, use, have used, offer for sale, sell, have sold, import and have imported, distribute and have distributed PTC Products which are Active against such Target in the Field in the Territory. Should PTC subsequently commercialize a PTC Product that is Active against the applicable Target under this Section 4.9, then PTC shall pay royalties to CVT as set forth in Section 5.10.

5.	PAYMENTS

5.1	Initial Payment. Within ten (10) days of the Effective Date, CVT shall deliver to PTC up-front consideration of Ten Million Dollars ($10,000,000) which shall consist of the following:

(a)	Two Million Dollars ($2,000,000) pursuant to Section 5.2(a), which amount will be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever;

(b)	a loan in the amount of Four Million Dollars ($4,000,000) in accordance with the terms and conditions set forth in the Promissory Note by and between PTC and CVT, dated as of the Effective Date (the “Promissory Note”); and

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(c)	a convertible loan in the amount of Four Million Dollars ($4,000,000), in accordance with the terms and conditions set forth in the Convertible Promissory Note by and between PTC and CVT, dated as of the Effective Date (the “Convertible Promissory Note”).

5.2	Access Fee. CVT shall pay to PTC a total of Six Million Dollars ($6,000,000) for access to the PTC Base Technology and the Collaboration Technology during the Collaboration Term, with no additional fees to be paid for any extension(s) which occur pursuant to Section 12.1. The payment schedule for the Six Million Dollar ($6,000,000) access fee shall be as follows:

(a)	pursuant to Section 5.1(a), upon the Effective Date, CVT shall pay to PTC, Two Million Dollars ($2,000,000), which amount shall be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever;

(b)	on the fourteenth (14th) month anniversary of the Effective Date, provided that the Agreement is still in effect, CVT shall forgive, in accordance with the Promissory Note, Two Million Dollars ($2,000,000) of the loan amount set forth in Section 5.1 (b) (except as otherwise provided in the Promissory Note); and

(c)	on the twenty eighth (28th) month anniversary of the Effective Date, provided that the Agreement is still in effect, CVT shall forgive, in accordance with the Promissory Note, Two Million Dollars ($2,000,000) of the loan amount set forth in Section 5.1 (b) (except as otherwise provided in the Promissory Note).

5.3	Development Costs. Within [*] days following the end of each calendar quarter in which the Parties incur Development Costs that are subject to the cost-sharing provisions of Sections 3.10 and/or 4.8, each Party shall provide to the other Party a written report, in reasonable detail, of the estimated Development Costs (excluding any Pre-IND Cost Share amount under Section 4.8(b)(i)) subject to such cost-sharing provisions incurred by such Party during such calendar quarter, and then shall provide to the other Party a final report of such Development Costs within [*] days following the end of each calendar quarter. CVT shall reimburse PTC for [*] percent ([*] %) of PTC’s Development Costs incurred during the calendar quarter with respect to PTC’s activities. PTC shall invoice CVT for such PTC Development Costs within [*] days after the end of each calendar quarter. CVT shall pay all such invoices within [*] days after the end of each such calendar quarter. PTC shall reimburse CVT for [*] percent ([*] %) of CVT’s Development Costs incurred during the calendar quarter with respect to CVT’s activities. CVT shall invoice PTC for such CVT Development Costs within [*] days after the end of each calendar quarter. PTC shall pay all such invoices within [*] days after the end of each such calendar quarter; provided, however, that following PTC’s exercise of an Opt-In Right, PTC shall have the right upon written notice to CVT to delay payment of that portion of any invoice in excess of [*] percent ([*] %) of the budget (as such budget may be adjusted from time to time pursuant to the terms of this Agreement) for Development Costs for the applicable calendar quarter, with such cumulative delayed amount (the “Excess Amount”) to be added to invoices for subsequent calendar quarters up to the [*] percent ([*] %) budget threshold for such subsequent quarters until the earlier of when the Excess Amount is fully paid by PTC or the last quarter for which the applicable program continues and a budget exists; provided that, in the case where a program has terminated and no budget exists, any remaining Excess Amount shall be paid by PTC to CVT in six (6) equal quarterly installments such that the entire Excess Amount is paid at the end of the sixth (6th) calendar quarter after the calendar quarter following termination of such program and for which no budget existed; and provided further, that upon the occurrence of a milestone payment under Section 5.4 for the applicable Collaboration Compound or Licensed Products (but not otherwise), CVT shall deduct from the amount of such milestone payment owed to PTC, the remaining Excess Amount owed by PTC; and provided further, that if upon the occurrence of a milestone payment under Section 5.4, the remaining Excess Amount owed by PTC is greater than such milestone payment, no such milestone payment shall be owed by CVT, and PTC shall pay to CVT the difference between the remaining Excess Amount and the amount of the milestone that would have been owed by CVT.

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5.4	Milestones For Collaboration Compounds or Licensed Products. In consideration of the grant of licenses by PTC to CVT and subject to other terms of this Agreement, CVT will pay to PTC, on a Target-by-Target basis for each Target, (a) [*] percent ([*] %) of the amounts set forth below after the first achievement of each of the milestones set forth below for the first Collaboration Compound or Licensed Product that is Active against such Target, and (b) [*] percent ([*] %) of the amounts set forth in clauses (vi) through (ix) below after the first achievement of each of the milestones set forth in clauses (vi) through (ix) for the second Collaboration Compound or Licensed Product that is Active against such Target:

(i)	[*] Dollars ($[*]) upon [*];

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(ii)	[*] Dollars ($[*]) upon [*];

(iii)	[*] Dollars ($[*]) upon the [*];

(iv)	[*] Dollars ($[*]) upon the [*];

(v)	[*] Dollars ($[*]) upon the [*];

(vi)	[*] Dollars ($[*]) upon [*];

(vii)	[*] Dollars ($[*]) upon [*];

(viii)	[*] Dollars ($[*]) upon first achievement of [*] Dollars ($[*]) in annual aggregate [*]; and

(ix)	[*] Dollars ($[*]) upon first achievement of [*] Dollars ($[*]) in annual aggregate [*].

No milestone payment under Section 5.4(ii) will be required upon the licensing of a Research Compound, Lead Compound or IND Candidate by CVT under Section 4.6, until such Research Compound, Lead Compound or IND Candidate has either been designated for IND-enabling pre-clinical studies and clinical development under Section 3.7, or CVT actually commences such IND-enabling pre-clinical studies. CVT will pay all amounts set forth in this Section 5.4 within [*] days after achievement of the milestone. In the event that one of the milestones set forth in clauses (ii) through (v) above is achieved prior to a preceding milestone set forth in clauses (i) through (iv) above, the preceding milestone shall be deemed achieved and the milestone payment for such preceding milestone shall become due upon the achievement of the subsequent milestone.

5.5	Royalties For Licensed Products Which Are Active Against Initial Targets. In consideration of the grant of license by PTC hereunder and subject to the other terms of this Agreement, CVT shall pay to PTC the following royalties based on total annual CVT Net Sales of all Licensed Products which are Active against any Initial Targets:

(i)	[*] percent ([*] %) of annual CVT Net Sales of Licensed Products up to [*] Dollars ($[*]);

(ii)	for annual CVT Net Sales of Licensed Products from [*] Dollars ($[*]) to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales up to [*] Dollars ($[*]) and [*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]);

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	for annual CVT Net Sales of Licensed Products from [*] Dollars ($[*]) to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales up to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]), and [*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]); and

(iv)	for annual CVT Net Sales of Licensed Products exceeding [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales up to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]), and [*] percent ([*]%) of annual CVT Net Sales which exceed [*] Dollars ($[*]).

5.6	Royalties For Licensed Products Which Are Active Against Additional Targets. In consideration of the grant of license by PTC hereunder and subject to the other terms of this Agreement, CVT shall pay to PTC the following royalties based on total CVT Net Sales of all Licensed Products which are Active against any Additional Targets:

(i)	[*] percent ([*]%) of annual CVT Net Sales of Licensed Products up to [*] Dollars ($[*]);

(ii)	for annual CVT Net Sales of Licensed Products from [*] Dollars ($[*]) to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales up to [*] Dollars ($[*]), and [*] percent ([*]%) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]);

(iii)	for annual CVT Net Sales of Licensed Products from [*] Dollars ($[*]) to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales up to [*] Dollars ($[*]),[*] percent ([*]%) of annual CVT Net Sales over [*] Dollars ($[*]) up to [*] Dollars ($[*]), and [*] percent ([*]%) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]); and

(iv)	for annual CVT Net Sales of Licensed Products exceeding [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales up to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*] Dollars ($[*]),[*] percent ([*] %) of annual CVT Net Sales over [*] Dollars ($[*]) and up to [*]Dollars ($[*]), and [*] percent ([*] %) of annual CVT Net Sales which exceed [*] Dollars ($[*]).

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.7	Royalty Rate Increases Under Certain Circumstances. In the event that PTC exercises a Lead Optimization Opt-In Right or an IND Opt-In Right pursuant to Section 4.8(a) or 4.8(b), respectively, the royalty rates payable by CVT to PTC pursuant to Sections 5.5 or 5.6 above with respect to annual CVT Net Sales of the corresponding Licensed Products shall be increased by [*] percent ([*]%).

5.8	Third Party Royalties for CVT. If CVT determines in good faith, that it is necessary, in order to exploit a license granted to it under this Agreement in any country, to make royalty payments to any Third Party (“Third Party Payments”) under any license agreement that CVT determines, in good faith, is necessary in connection with the development, manufacture, use or sale of any Licensed Product, then the royalties due to PTC shall be reduced by an amount equal to [*] of such Third Party Payments; provided, however, that in no event shall royalties payable by CVT to PTC for such Licensed Product for any calendar quarter be reduced by more than [*] percent ([*] %) of what such royalties would otherwise have been in the absence of such Third Party Payments. If CVT elects to take any such Third Party license as described herein without having first determined that it is necessary (as determined by CVT in good faith) in order to exploit the license(s) granted to it under this Agreement in any country, then CVT shall not be entitled to the offset under this Section 5.8. If PTC in good faith disputes CVT’s determination hereunder, the Parties shall submit the matter promptly to PTC’s Chief Executive Officer and a designated officer of CVT with settlement authority.

5.9	Third Party Royalties for PTC. If PTC determines in good faith, that it is necessary, in order to exploit a license granted to it under this Agreement in any country, to make royalty payments to any Third Party (“PTC Third Party Payments”) under any license agreement that PTC determines, in good faith, is necessary in connection with the development, manufacture, use or sale of any PTC Product, then the royalties due to CVT shall be reduced by an amount equal to [*] of such PTC Third Party Payments; provided, however, that in no event shall royalties payable by PTC to CVT for such PTC Product for any calendar quarter be reduced by more than [*] percent ([*] %) of what such royalties would otherwise have been in the absence of such PTC Third Party Payments. If PTC elects to take any such Third Party license as described herein without having first determined that it is necessary (as determined by PTC in good faith) in order to exploit the license(s) granted to it under this Agreement in any country, then PTC shall not be entitled to the offset under this Section 5.9. If CVT in good faith disputes PTC’s determination hereunder, the Parties shall submit the matter promptly to CVT’s Chief Executive Officer and a designated officer of PTC with settlement authority.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.10	Royalties to be Paid by PTC for PTC Net Sales of PTC Products. In connection with the commercialization of any PTC Product pursuant to Section 4.9 and solely in the case of Collaboration Compounds which are Active against a Target for which an IND Candidate was designated prior to the expiration of CVT’s right to take an exclusive license pursuant to Section 4.6, PTC shall pay to CVT a royalty [*] percent ([*] %) of PTC Net Sales of such PTC Product.

5.11	Duration of CVT Royalty Obligations. CVT’s royalty obligations to PTC under Sections 5.5 and 5.6 (adjusted, as applicable, under Sections 5.7 and 5.8) shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the later of: (i) the expiration of the last-to-expire Valid Claim within the PTC Base Patent Rights and Collaboration Patent Rights that, in the absence of a license, would be infringed by the manufacture, sale, distribution or use of such Licensed Product in such country; (ii) the expiration of any Marketing Exclusivity for such Licensed Product in such country (or, if earlier, the date of the first commercial sale of a Third Party product in such country that contains, as one of its active ingredients, the same active ingredient that is contained in the Licensed Product); or (iii) the [*] anniversary of the First Commercial Sale of such Licensed Product in such country by CVT, its Affiliates or its Sublicensees hereunder. The foregoing provisions of this Article 5 notwithstanding, the royalty rate with respect to CVT Net Sales of Licensed Products sold in the United States and Japan (as the case may be) shall be reduced to [*] percent ([*] %) of the rate set forth in Section 5.5 or 5.6 (as applicable, and adjusted, as applicable, in accordance with Sections 5.7 and 5.8) during the period of time (if any) (x) commencing on the later of (1) the expiration of the last to expire Valid Claim within the PTC Base Patent Rights and the Collaboration Patent Rights which covers the Licensed Product in the United States or Japan (as the case may be) and (2) the expiration of any Marketing Exclusivity for such Licensed Product in the United States or Japan (as the case may be), and (y) ending [*] years after the First Commercial Sale of such Licensed Product in the United States or Japan (as the case may be).

5.12	Duration of PTC Royalty Obligations. With respect solely to any license or commercialization right granted to PTC under Section 4.9, PTC’s royalty obligations to CVT under Section 5.10 (adjusted, as applicable, under Sections 5.9 and 6.2(b)) shall expire on a country-by-country basis and PTC Product-by-PTC Product basis on the later of: (i) the expiration of the last-to-expire Valid Claim within the CVT Base Patent Rights and Collaboration Patent Rights that, in the absence of such license to PTC (or, in the case of Collaboration Patent Rights in the absence of PTC’s ownership of the Collaboration Patent Rights), would be infringed by the manufacture, sale, distribution or use of such PTC Product in such country, (ii) the expiration of any Marketing Exclusivity for such PTC Product in such country (or, if earlier, the date of the first commercial sale of a Third Party product in such country that contains, as one of its active ingredients, the same active ingredient that is contained in the PTC Product), or (iii) the tenth (10th) anniversary of the First Commercial Sale of such PTC Product in such country by PTC, its Affiliates or its Sublicensees hereunder (such period, the “PTC Product License Term”). The foregoing provisions of Article 5 notwithstanding, the royalty rate with respect to PTC Net Sales in the United States and Japan (as the case may be) shall be reduced to [*] percent ([*]%) of the rate set forth in Section 5.10 (as applicable and adjusted, as applicable, under Sections 5.9 and 6.2(b)) during the period of time (if any) (x) commencing on the later of (1) the expiration of the last to expire Valid Claim within the CVT Base Patent Rights and Collaboration Patent Rights which covers the PTC Product in the United States or Japan (as the case may be) and (2) the expiration of any Marketing Exclusivity for such PTC Product in the United States or Japan (as the case may be ), and (y) ending [*] years after the First Commercial Sale of such PTC Product in the United States or Japan (as the case may be).

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.13	CVT Payment Terms. CVT will pay PTC all royalties owed hereunder on a quarterly basis within [*] days following the end of each calendar quarter in which CVT Net Sales occur. For the purpose of determining when the sale of a Licensed Product occurs, the sale shall be deemed to occur on the earlier of the (i) date on which the Licensed Product is shipped or (ii) the date of invoice to the purchaser of the Licensed Product. All consideration due to PTC under this Agreement will be payable and will be made by check payable to PTC or by wire transfer to an account designated in writing by PTC to CVT. All such payments under this Agreement shall be made in United States dollars, regardless of the country in which sales of Licensed Product occur. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the currency of the country in which such Licensed Products were sold and then converted into equivalent United States dollars. The exchange rate will be the mid exchange rate quoted on the HPTC screen of Bloomberg L.L.P., on the last business day of the calendar quarter for which it is quoted and in which such sales occurred, or such other source as may be mutually agreed by the Parties in writing.

5.14	PTC Payment Terms. PTC will pay CVT all royalties owed hereunder on a quarterly basis within [*] days following the end of each calendar quarter in which PTC Net Sales occur. For the purpose of determining when the sale of a PTC Product occurs, the sale shall be deemed to occur on the earlier of the (i) date on which the PTC Product is shipped or (ii) the date of invoice to the purchaser of the PTC Product. All consideration due to CVT under this Agreement will be payable and will be made by check payable to CVT or by wire transfer to an account designated in writing by CVT to PTC. All such payments under this Agreement shall be made in United States dollars, regardless of the country in which sales of PTC Product occur. When PTC Products are sold for monies other than United States dollars, the royalties will first be determined in the currency of the country in which such PTC Products were sold and then converted into equivalent United States dollars. The exchange rate will be the mid exchange rated quoted on the HPTC screen of Bloomberg L.L.P., on the last business day of the calendar quarter for which it is quoted and in which such sales occurred, or such other source as may be mutually agreed by the Parties in writing.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.15	CVT Reports.

(a)	Beginning with the First Commercial Sale of a Licensed Product in any country in the Territory, CVT will make quarterly reports to PTC within [*] days of the end of each calendar quarter for the first three quarters of the calendar year and within [*] days of the end of the year for the full year reports during the License Term of this Agreement. Each such report will cover the most recently completed calendar quarter and will, at a minimum, show (on a Licensed Product by Licensed Product basis): (a) the gross invoice prices, and CVT Net Sales of each type of Licensed Product(s) sold (itemizing the applicable gross proceeds and any deductions therefrom); (b) the quantity of each type of Licensed Product sold; (c) the country in which each Licensed Product was sold; (d) royalties, in United States dollars, payable with respect to CVT Net Sales of Licensed Products; (e) the method used to calculate the royalty, including, in the case of a Combination Product, the method used to determine the average suggested list price and/or the hypothetical market price (as applicable) of the Licensed Product and the other pharmaceutical product(s) contained in such Combination Product; (f) that any milestones are owed pursuant to Section 5.4(viii) or Section 5.4(ix); and (g) the exchange rate used if applicable.

(b)	CVT will keep accurate financial books and records pertaining to (i) the development, manufacture, use, offer for sale, import, and sale of Licensed Products, (ii) Development Costs incurred by CVT and reported pursuant to Section 5.3, and (iii) all CVT Net Sales, all milestone payments and royalties, and all sublicenses granted under the terms of this Agreement. Such financial books and records will be preserved for at least three (3) years after the date of the payment or accrual to which they pertain and will be open to inspection by a nationally recognized independent, public accounting firm which is acceptable to both PTC and CVT, during regular business hours with at least fifteen (15) days prior written notice to CVT, solely to determine the accuracy of CVT’s Development Cost reports and royalty and milestone payments to PTC hereunder, and provided that such accounting firm has entered into a confidentiality agreement limiting the use and disclosure of such information to purposes germane hereto. PTC shall pay the fees and expenses of such examination. If an error in favor of CVT with respect to Development Costs, milestone payment and royalty amounts reported in any period of more than five percent (5%) of the total amounts due for any period under examination is discovered in any examination, then CVT shall pay to PTC the amount remaining to be paid (plus interest as set forth in Section 5.19) and shall remit such underpayment amount, interest and examination fees to PTC within thirty (30) days of the examination results being provided to both Parties.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.16	PTC Reports.

(a)	Beginning with the First Commercial Sale of a PTC Product in any country in the Territory, PTC will make quarterly reports to CVT within [*] days of the end of each calendar quarter for the first three quarters of the calendar year and within [*] days of the end of the year for the full year reports during the PTC Product License Term of this Agreement. Each such report will cover the most recently completed calendar quarter and will, at a minimum, show (on a PTC Product by PTC Product basis): (a) the gross invoice prices, and PTC Net Sales of each type of PTC Product(s) sold (itemizing the applicable gross proceeds and any deductions therefrom); (b) the quantity of each type of PTC Product sold; (c) the country in which each PTC Product was sold; (d) royalties, in United States dollars, payable with respect to PTC Net Sales of PTC Products; (e) the method used to calculate the royalty, including, in the case of a Combination Product, the method used to determine the average suggested list price and/or the hypothetical market value (as applicable) of the Licensed Product and the other pharmaceutical product(s) contained in such Combination Product; and (f) the exchange rates used if applicable.

(b)	PTC will keep accurate financial books and records pertaining to (i) the development, manufacture, use, offer for sale, import, and sale of PTC Products, (ii) Development Costs incurred by PTC and reported pursuant to Section 5.3, and (iii) all PTC Net Sales, all royalties, and all sublicenses granted under the terms of this Agreement. Such financial books and records will be preserved for at least three (3) years after the date of the payment or accrual to which they pertain and will be open to inspection by a nationally recognized independent, public accounting firm which is acceptable to both CVT and PTC, during regular business hours with at least fifteen (15) days prior written notice to PTC, solely to determine the accuracy of PTC’s Development Cost reports and royalty payments to CVT hereunder, and provided that such accounting firm has entered into a confidentiality agreement limiting the use and disclosure of such information to purposes germane hereto. CVT shall pay the fees and expenses of such examination. If an error in favor of PTC with respect to Development Costs and royalty amounts reported in any period of more than five percent (5%) of the total amounts due for any period under examination is discovered in any examination, then PTC shall pay to CVT the amount remaining to be paid (plus interest as set forth in Section 5.19) and shall remit such underpayment amount, interest and examination fees to CVT within thirty (30) days of the examination results being provided to both Parties.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	Until the earlier of (1) the payment in full or conversion of the Promissory Note and the Convertible Promissory Note or (2) PTC becoming a publicly traded company that makes regular public filings of financial statements, PTC shall provide the following reports to CVT on a confidential basis within [*] days after quarter end for the first three quarters of the calendar year, and within [*] days of the end of the year for the full-year reports: (i) quarterly financial statements; (ii) PTC balance sheet; (iii) PTC income statement; and (iv) PTC cash flow statement.

5.17	Withholding of Taxes. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable).

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.18	Blocked Currency.

(a)	If at any time legal restrictions prevent the prompt remittance of royalties owed to PTC by CVT with respect to any country where a sublicense is issued or a Licensed Product is sold, the written notice thereof shall promptly be given to PTC, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of PTC in a recognized banking institution designated by PTC by written notice to CVT. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that CVT would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

(b)	If at any time legal restrictions prevent the prompt remittance of royalties owed to CVT by PTC with respect to any country where a sublicense is issued or a PTC Product is sold, the written notice thereof shall promptly be given to CVT, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of CVT in a recognized banking institution designated by CVT by written notice to PTC. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that PTC would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

5.19	Late Payments. Any amount not paid by either CVT or PTC when due under this Agreement shall bear interest at a rate of one percent (1%) per month from the due date until paid in full.

6.	DILIGENCE

6.1	Diligence as to Research Collaboration. Each Party shall use commercially reasonable efforts consistent with industry standards for biotechnology companies of similar size and capacity to carry out their respective responsibilities under the Research Plan. On a Target-specific basis, in the event that PTC fails to meet the diligence obligations set forth in this Section 6.1, then as CVT’s sole and exclusive remedy, (i) PTC’s Lead Optimization Opt-In Right, IND-Opt-In Right, and Co-Promote Option (together, the “Opt-In Rights”) shall be terminated with respect to such Target, including any un-exercised Opt-In Rights under Section 4.8, and (ii) the additional royalty payable by CVT to PTC on CVT Net Sales of Licensed Products relating to such Target by CVT pursuant to Section 5.7 shall also terminate and be of no further force and effect.

6.2	Diligence as to Licensed Products.

(a)	In connection with any exclusive license(s) taken by CVT pursuant to this Agreement, CVT shall exercise its commercially reasonable efforts and diligence consistent with pharmaceutical industry standards to develop and commercialize Licensed Products in accordance with its business, legal, medical and scientific judgment and in undertaking investigations and actions required to obtain appropriate Regulatory Approvals necessary to market Licensed Products in the Field in the Territory, such reasonable efforts and diligence to be in accordance with the efforts and resources CVT would use for a compound owned by it or to which it has rights, which is of similar market potential and development risk, and at a similar stage in the development as the applicable Licensed Product, taking into account factors including the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the regulatory requirements involved in its development, commercialization and Regulatory Approval, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product and other relevant factors including, without limitation, technical, legal, scientific or medical factors. CVT may elect to pursue Regulatory Approval in each Market Area in a sequential rather than parallel manner and CVT’s choice to pursue Regulatory Approval in each Market Area in such a sequential manner shall not constitute a lack of diligence. The Parties agree that the diligence obligations (and remedies for failure) set forth in this Section 6.2 shall be applicable on a Target-by-Target and Market Area-by-Market Area basis.

(b)	In the event that CVT fails to meet the diligence obligations set forth in this Section 6.2 with respect to a specific Market Area in connection with a license for a given Target obtained pursuant to Section 4.6, then as PTC’s sole and exclusive remedy, PTC shall have the right to terminate CVT’s license with respect to the given Target and specific Market Area upon [*] days’ prior written notice to CVT and the consequences set forth in Section 12.4 shall apply; provided, however, that if such failure is susceptible of cure by CVT within such [*] day period, and CVT actually cures such failure within such [*] day period, such termination shall not become effective. If PTC terminates CVT’s license with respect to a given Target and specific Market Area pursuant to this Section 6.2(b), PTC will pay to CVT a royalty on sales of Licensed Products sold by PTC as PTC Products at a rate of [*] percent ([*]%) of the lowest royalty rate that would have been owed by CVT under the license, until the point at which the amount of royalties paid by PTC is equal to the amount of financial contribution made by CVT and its Affiliates and Sublicensees to the relevant Licensed Product prior to Regulatory Approval in the relevant Market Area, at which point PTC’s royalty obligation hereunder shall be fully satisfied. The Parties shall agree in writing on the exact amount to be repaid within [*] days after the effective date of license termination hereunder, and PTC shall have the right to offset against such repayment any transition costs incurred by PTC resulting from PTC’s termination of the relevant CVT license.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.	INTELLECTUAL PROPERTY

7.1	PTC Inventions. PTC shall own all inventions made prior to or during the course of and pursuant to activities carried out under this Agreement solely by employees of, or agents or others obligated to assign inventions to PTC, and shall be the sole owner of any inventorship certificates, patent applications, and patents issuing therefrom. In addition, PTC shall own all Collaboration Technology as provided in Section 4.3. Subject to Section 7.5, PTC shall file patent applications for all inventions that pertain to Collaboration Technology and PTC shall be solely responsible at its own cost and expense and in its sole discretion, for the filing, prosecution, and maintenance of inventorship certificates and patent applications pertaining to Collaboration Technology, and patents issuing therefrom. In connection with any such filing(s), prosecution and maintenance, PTC shall use patent counsel mutually acceptable to both Parties. PTC shall provide CVT with a copy of any proposed patent application for review and comment reasonably in advance of filing, and shall keep CVT reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing CVT with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing CVT, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such filing (including substantially narrowing, canceling or abandoning any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that CVT has a reasonable opportunity to review and comment. If PTC intends to permanently cancel or abandon any claims, it shall provide CVT with prior written notice of its intent to cancel or abandon so that CVT has a reasonable opportunity to determine whether CVT wishes to maintain such claims. If CVT decides to maintain such claims, CVT shall assume sole responsibility, at its sole expense, for the preparation, filing, prosecution and maintenance of such claims, PTC shall assign its right, title and interest in and to such claims to CVT and shall execute all documents and take all actions necessary to fully effectuate such assignment, and CVT shall have no further royalty or milestone obligations under this Agreement with respect to such claims as they may apply to any products.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2	CVT Inventions. Subject to Section 4.3, CVT shall own all inventions made prior to, or during the course, of and pursuant to, activities carried out under this Agreement solely by employees of, or agents or others obligated to assign inventions to CVT, and shall be the sole owner of any inventorship certificates, patent applications, and patents issuing therefrom. CVT shall be solely responsible at its own cost and expense and in its sole discretion, for the filing, prosecution, and maintenance of such CVT-owned inventorship certificates, patent applications, and patents issuing therefrom.

7.3	Joint Inventions. Subject to Sections 4.3 and 7.5, inventions made during the course of and pursuant to activities carried out under this Agreement jointly by employees of or agents of or others obligated to assign inventions to CVT and PTC shall be jointly owned by CVT and PTC, and PTC shall be responsible for filing, prosecution and maintenance of inventorship certificate(s), patent application(s) and patent(s) issuing therefrom. In connection with any such filing(s), prosecution and maintenance, PTC will use patent counsel mutually acceptable to both Parties. The Parties will [*] all reasonable costs and expenses of the filing(s), prosecution and maintenance of such joint inventions. Accordingly, PTC shall pay the fees and expenses of such filing(s), prosecution and maintenance, and CVT shall reimburse PTC for [*] percent ([*]%) of such fees and expenses within [*]days of receipt of invoice by CVT (sent attn: Accounts Payable) which details the fees and expenses paid by PTC. PTC will provide CVT with a copy of any proposed patent application claiming such joint inventions for review and comment reasonably in advance of filing, and will keep CVT reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing CVT with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing CVT, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such filing (including substantially narrowing, canceling or abandoning any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that CVT has a reasonable opportunity to review and comment. If PTC intends to permanently cancel or abandon any claims, it shall provide CVT with prior written notice of its intent to cancel or abandon so that CVT has a reasonable opportunity to determine whether CVT wishes to maintain such claims. If CVT decides to maintain such claims, CVT shall assume sole responsibility, at its sole expense, for the preparation, filing, prosecution and maintenance of such claims, PTC shall assign its right, title and interest in and to such claims to CVT and shall execute all documents and take all actions necessary to fully effectuate such assignment, and CVT shall have no further royalty or milestone obligations under this Agreement with respect to such claims as they may apply to any products.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4	Inventorship Disputes. Should the Parties fail to agree regarding inventorship of any invention during the course of and pursuant to activities carried out under this Agreement, the Parties shall refer the matter to a mutually agreed-upon outside counsel for resolution. All determinations of inventive contribution for inventions arising pursuant to Sections 7.1, 7.2 and 7.3 shall be as determined by United States laws of inventorship.

7.5	Exclusive Licenses Taken by CVT. With respect to any Collaboration Patent Rights which are licensed exclusively to CVT pursuant to Section 4.6, effective upon the granting of such exclusive license and during the period such license is in effect, CVT shall assume sole responsibility, at its sole expense, for the preparation, filing, prosecution and maintenance of such Collaboration Patent Rights. In connection with any such filing(s), prosecution and maintenance, CVT shall use patent counsel mutually acceptable to both Parties. CVT shall provide PTC with a copy of any proposed patent application for review and comment reasonably in advance of filing, and will keep PTC reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing PTC with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing PTC a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such filing (including substantially narrowing, canceling or abandoning any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that PTC has a reasonable opportunity to review and comment. If CVT intends to permanently cancel or abandon any claims, it shall provide PTC with prior written notice of its intent to cancel or abandon so that PTC has a reasonable opportunity to determine whether PTC wishes to maintain such claims. If PTC decides to maintain such claims, PTC shall assume sole responsibility, at its sole expense, for the preparation, filing, prosecution and maintenance of such claims, CVT’s exclusive license with respect to such claims shall terminate, and PTC shall have no further royalty or milestone obligations under this Agreement with respect to such claims as they may apply to any products.

7.6	Scientific Publications. Neither Party shall publish or present the results of activities carried out under this Agreement except in compliance with written policies to be established by the JMC.

7.7	Patent Marking. CVT will mark all Licensed Products made, used or sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

7.8	Trademarks. Each Party shall control the preparation, prosecution and maintenance of applications related to its trademarks in the Territory, at its sole cost and in its sole discretion.

8.	INTELLECTUAL PROPERTY INFRINGEMENT

8.1	Notice. If, during the Collaboration Term or any License Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Collaboration Patent Rights or any jointly owned Patent Rights, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

8.2	Infringement of Collaboration Patent Rights and Jointly Owned Patent Rights. PTC shall have the first right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Collaboration Patent Rights or any jointly owned Patent Rights, with legal counsel of its own choice. If PTC does not file any suit or take any other appropriate action against such infringement within [*] days after CVT’s notice to PTC under Section 8.1, then CVT shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such infringement, with legal counsel of its own choice. Notwithstanding the foregoing, if the infringing activity relates to a Licensed Product that CVT has exclusively licensed under Section 4.6 (“Competitive Infringement”), CVT shall have the first right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such Competitive Infringement. If CVT does not file any suit or take any other appropriate action against a Competitive Infringement within [*] days after PTC’s notice to CVT under Section 8.1, then PTC shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such Competitive Infringement, with legal counsel of its own choice. In any event, the Party not controlling such suit or other legal action shall have the right, at its own expense, to be represented in (but not to control) any such suit or action by counsel of its own choice. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 8.2 shall first be applied to reimburse the costs and expenses (including attorneys’ fees) of the Party bringing such suit or proceeding or taking such other legal action, then to the costs and expenses (including attorneys’ fees), if any, of the other Party. Any amounts remaining shall be allocated as follows: (A) if CVT is the Party bringing such a suit or proceeding or taking such other legal action, [*] percent ([*] %) to CVT and [*] percent ([*] %) to PTC, (B) if PTC is the Party bringing such suit or proceeding or taking such other legal action, [*] ([*] %) to PTC and [*] percent ([*] %) to CVT and (C) if the suit is, by agreement of the Parties, brought jointly, [*] percent ([*] %) to each Party. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suite; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	Trademarks. Each Party shall notify the other Party promptly upon learning of any actual alleged or threatened infringement of a trademark applicable to a Licensed Product or a PTC Product in the Territory or of any unfair trade practices, trade dress imitation or like offenses relating to Licensed Product and PTC Products in the Territory. All of the costs, expenses and legal fees in bringing a suit or claim relating to trademarks, and any damages or other recovery, shall be the owning Party’s sole responsibility and taken in its sole discretion.

8.4	Third Party Claims. If any Third Party claims that intellectual property it owns or controls claims or covers any aspect of a Licensed Product or PTC Product or its manufacture, use or sale, the Party with notice of such claim shall notify the other Party promptly, and the Parties shall as soon as practicable thereafter discuss in good faith regarding the best response to such notice.

9.	CONFIDENTIALITY

9.1	Requirements. Each Party agrees not to use Confidential Information (as hereinafter defined) furnished by the other Party for any purpose other than for purposes of exercising rights explicitly granted to it or performing its obligations under this Agreement. Each Party will treat Confidential Information furnished by the other Party with the same degree of care as it treats its own proprietary information and will not disclose the same, for a period of [*] years after the expiration or earlier termination of this Agreement, to any Third Party without the prior written consent of the Party which furnished such information.

If, to carry out its obligations under this Agreement, a Party must disclose Confidential Information of the other Party to a Third Party, such disclosing Party shall first require any such Third Party to be bound by the confidentiality provisions of this Agreement by requiring such Third Party to enter into an appropriate written confidentiality agreement.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2	Confidential Information. “Confidential Information” refers to all proprietary scientific, technical, business, marketing and sales information and materials of the other Party disclosed or provided by one Party to the other. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, a Party’s Confidential Information shall not include:

(a)	information which at the time of disclosure is in the public domain or thereafter becomes part of the public domain through no breach of this Agreement by the receiving Party;

(b)	information which the receiving Party can establish by competent written proof was in its possession at the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party;

(c)	information which the receiving Party receives from a Third Party; provided, however, that such information was not obtained by said Third Party, directly or indirectly from the disclosing Party; or

(d)	information or data which is independently developed by the receiving Party without the reference to or any other use of the disclosing Party’s Confidential Information.

9.3	Disclosure Required by Law. Notwithstanding anything else in this Agreement, the receiving Party shall not be prohibited from disclosing Confidential Information of the disclosing Party to the extent such information is required to be disclosed to governmental agencies or by legal process or applicable laws or regulations, including without limitation the rules or regulations of any stock exchange, NASDAQ or the United States Securities and Exchange Commission (the “SEC”), in which case the receiving Party will notify the disclosing Party in advance of the need for such disclosure and reasonably cooperate with the disclosing Party’s efforts to seek confidential treatment of the information.

9.4	Return of Confidential Information. Upon termination of this Agreement, at the request of the disclosing Party, the receiving Party shall return all such Confidential Information and copies thereof in its possession, except that each Party may keep one (1) copy of such Confidential Information in its Law Department (or equivalent) confidential files solely for archival and compliance purposes and this copy will not be distributed in any manner without the express prior written permission of the disclosing Party.

9.5	Disclosure of Agreement. Except as expressly provided otherwise in Section 7.6 or Section 13.4, neither PTC nor CVT shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld or delayed.

Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to the extent required to comply with applicable laws, including without limitation the rules or regulations of any stock exchange, NASDAQ or the SEC, and the Party intending to disclose the terms of this Agreement shall provide the non-disclosing Party an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances (provided, however, that once such disclosure has been reviewed hereunder, the Parties may reuse such disclosure without further review hereunder). In addition, either Party may disclose the terms of this Agreement, under written obligations of confidentiality substantially similar to those set forth in this Agreement, to investors, lenders, acquirers, investment bankers, contractors, licensees and sublicensees and potential investors, lenders, acquirers, investment bankers, contractors, licensees and sublicensees.

9.6	Survival of Confidentiality. All obligations of confidentiality and non-use of Confidential Information imposed upon the Parties under this Agreement shall continue for [*] years after termination or expiration of this Agreement. This Article 9 supersedes any confidential disclosure agreements between the Parties as of the Effective Date of this Agreement.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	Mutual Representations and Warranties. CVT and PTC each represent, warrant and covenant to the other that: (a) it has the authority and right to enter into and perform this Agreement; (b) its execution, delivery and performance of this Agreement will not conflict with the terms of any other agreement or obligation to which it is or becomes a party or by which it is or becomes bound; (c) it shall comply in all material respects with all laws, rules, regulations and other governmental requirements applicable to its actions under this Agreement; and (d) no consent of any Third Party is required for either Party to grant the licenses and rights granted to the other Party under this Agreement and/or to perform its obligations hereunder.

10.2	PTC Representations, Warranties and Covenants. PTC hereby represents warranties and covenants to CVT as follows:

(a)	PTC owns or controls that PTC Base Technology which is developed as of the Effective Date;

(b)	PTC has not as of the Effective Date, and during the term of the Agreement will not, grant any right to any Third Party that would conflict with any of the rights granted to CVT under this Agreement;

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	To the best of PTC’s knowledge as of the Effective Date, the practice of PTC Base Technology owned by PTC as of the Effective Date as contemplated under this Agreement would not infringe any intellectual property rights of any Third Party; and

(d)	As of the Effective Date, PTC has not received any notices or communications that the practice of the PTC Base Technology as contemplated under this Agreement would infringe any intellectual property rights of any Third Party.

10.3	CVT Representations, Warranties and Covenants. CVT hereby represents, warranties and covenants to PTC as follows:

(a)	CVT owns or controls that CVT Base Technology which is developed as of the Effective Date;

(b)	CVT has not as of the Effective Date, and during the term of the Agreement will not, grant any right to any Third Party that would conflict with any of the rights granted to PTC under this Agreement;

(c)	To the best of CVT’s knowledge as of the Effective Date, the practice of CVT Base Technology owned by CVT as of the Effective Date as contemplated under this Agreement would not infringe any intellectual property rights of any Third Party; and

(d)	As of the Effective Date, CVT has not received any notices or communications that the practice of the CVT Base Technology as contemplated under this Agreement would infringe any intellectual property rights of any Third Party.

10.4	Disclaimer of Warranty. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPLICITLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY CONCERNING ITS PATENT RIGHTS OR INFORMATION LICENSED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE VALIDITY OR SCOPE OF ITS PATENT RIGHTS OR THAT PATENT RIGHTS OR PRODUCTS WILL BE FREE FROM INFRINGEMENT OF THE PATENT RIGHTS OF THIRD PARTIES AND EACH PARTY DISCLAIMS ANY WARRANTY OF ANY TECHNOLOGY’S, COMPOUND’S OR PRODUCT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

11.	INDEMNIFICATION AND INSURANCE

11.1	By CVT. CVT hereby agrees to indemnify, defend and hold harmless PTC and its Affiliates, and their respective officers, directors, agents and employees from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) resulting from (a) the development, use, manufacture, handling, storage, transport, distribution, sale or other disposition of Licensed Products by CVT, its Affiliates, agents or Sublicensees, except to the extent that such Losses result from the gross negligence or intentional wrongdoing of PTC, its Affiliates, sublicensees, agents or employees (Affiliates, Sublicensees, (or in the case of PTC, sublicensees), agents, representatives or employees of either Party shall be collectively referred to herein as such Party’s “Representatives”); or (b) CVT’s breach of any of its obligations, covenants, representations or warranties under this Agreement.

11.2	By PTC. PTC hereby agrees to indemnify, defend and hold harmless CVT and its Affiliates, and their respective officers, directors, agents and employees from and against any and all Losses resulting from (a) the development, use, manufacture, handling, storage, transport, distribution, sale or other disposition of PTC Products by PTC, its Affiliates, agents or Sublicensees, except to the extent that such Losses result from the gross negligence or intentional wrongdoing of CVT and/or its Representatives; or (b) PTC’s breach of any of its obligations, covenants, representations or warranties under this Agreement.

11.3	Notice and Procedures. In all cases where a person or entity seeks indemnification by a Party under this Article 11, the person or entity seeking indemnification (the “Indemnified Party”) shall promptly notify the indemnifying Party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit. The indemnifying Party shall have the right to control the defense with counsel of its choice, provided that the Indemnified Party shall have the right to be represented by advisory counsel at its own expense. The indemnifying Party shall not settle or dispose of the matter in any manner that could negatively and materially affect the rights or liability of the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed.

11.4	Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NOTHING IN THIS SECTION 11.4, HOWEVER, IS INTENDED TO LIMIT OR RESTRICT ANY PAYMENT OBLIGATION UNDER THIS AGREEMENT OR THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

11.5	Insurance. Each Party hereby represents, warrants and covenants that it currently carries in full force and effect, and shall maintain at its sole cost and expense, liability insurance against claims, judgments, liabilities and expenses for which it is obligated to indemnify the other Party under this Article 11, in such amounts and with such deductibles as are customary at the time for companies engaged in a similar business. Each Party shall provide the other Party with written evidence of such insurance coverage upon request.

12.	TERM, TERMINATION AND EXPIRATION

12.1	Collaboration Term. The term of the Research Collaboration (the “Collaboration Term”) shall commence on the Effective Date and end three and one-half (3.5) years after the Effective Date. The Collaboration Term may be extended for two (2) additional one (1)-year terms by written agreement of the Parties.

12.2	License Term. With respect to any exclusive license obtained by CVT pursuant to Section 4.6, and any Licensed Products in the Territory covered by said license, the term of said exclusive license shall commence on the date CVT obtains such applicable license and shall expire on a country-by-country basis upon expiration of CVT’s royalty payment obligation to PTC under Sections 5.5 or 5.6 with respect to such Licensed Products in such country (the “License Term”). Upon any such expiration of the License Term, CVT’s license under Section 4.6 with respect to such Licensed Product in such countries shall convert to a fully paid-up, non-royalty-bearing, perpetual, sublicensable, transferable nonexclusive license.

12.3	CVT Termination Right for Convenience. Following expiration of the Collaboration Term, including any extensions thereof, CVT may terminate the Agreement upon sixty (60) days’ prior written notice to PTC.

12.4	Effect of Certain Terminations. Upon termination of this Agreement by CVT pursuant to Section 12.3 above, or upon termination of CVT’s license with respect to a given Target and specific Market Area under Section 6.2(b), or upon termination by PTC of this Agreement under Sections 12.6 or 12.7(a) or of one or more licenses to CVT under Section 12.7(b), then as of the effective date of any such termination, all licenses granted to CVT pursuant to Section 4.6 in the case of termination of this Agreement under Section 12.3, 12.6 or 12.7(a) (or only the license terminated by PTC for the applicable Market Area under Section 6.2(b) or terminated by PTC under Section 12.7(b)) shall terminate and CVT shall transfer and assign to PTC the following in each case, only as it relates to Lead Compounds, IND Candidates and Licensed Products covered by such licenses (or license) so terminated: (i) all non-clinical and clinical data and information relating to the Lead Compounds, IND Candidates and Licensed Products in CVT’s, its Affiliates’ or Sublicensees’ possession; (ii) regulatory documentation with respect to the Lead Compounds, IND Candidates and Licensed Products, including all INDs, all Regulatory Approvals with respect to Licensed Products and drug master files and drug dossiers with respect to Licensed Products; (iii) copies of all reports, records, regulatory correspondence and other documents and/or materials in CVT’s, its Affiliates’ or Sublicensees’ possession relating to the non-clinical and clinical development, Regulatory Approval, manufacture, distribution and/or sale of the Lead Compounds, IND Candidates and Licensed Products as reasonably required, to transition all data and information relating to development, manufacturing and commercialization activities with respect to the Lead Compounds, IND Candidates and Licensed Products to PTC, including without limitation safety databases and such reports, records, regulatory correspondence and other materials relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by CVT, its Affiliates or Sublicensees and relating to the manufacture of the Lead Compounds, IND Candidates or Licensed Products; and (iv) with respect to product trademarks or trademark applications (specifically excluding general corporate trademarks of CVT) used in commerce that relate solely to Licensed Products, CVT’s, its Affiliates’ and Sublicensees’ rights in and to such product trademarks. In addition, in each case only as it relates to Lead Compounds, IND Candidates and Licensed Products covered by the licenses (or license) terminated under this Section 12.4, CVT shall grant to PTC a transferable (subject to Section 4.7), sublicensable (subject to Section 4.7), non-exclusive license under the CVT Base Technology in the Territory relating to said Lead Compounds, IND Candidates and Licensed Products, for so long as such said Lead Compounds, IND Candidates and Licensed Products are marketed, to make, have made, use, have used, sell, have sold, offer for sale, distribute, have distributed, export, have exported, import and have imported said Lead Compounds, IND Candidates and Licensed Products in the Field in the Territory. To the extent CVT, or any of its Affiliates or Sublicensees, is engaged in the manufacture of Lead Compounds, IND Candidates or Licensed Products which are covered by such terminated licenses (or license), as of the date of notice of termination by CVT under Section 12.3 (or by PTC under Sections 12.6, 12.7, or 6.2(b)), CVT or such Affiliate or Sublicensee shall, if requested in writing by PTC, manufacture and supply PTC’s requirements for such Lead Compounds, IND Candidates and/or Licensed Products from the effective date of such termination until the earlier of such time as PTC secures an alternative commercial manufacturing source, or until [*] months from the effective date of termination in the case of supply of a Lead Compound or an IND Candidate, or until [*] months from the effective date of termination in the case of supply of a marketed Licensed Product, in any case at [*] percent ([*] %) of CVT’s, its Affiliates’ or Sublicensees’ cost of goods (as determined in accordance with generally accepted accounting principles in the United States) or [*] percent ([*] %) of CVT’s, its Affiliates’ or Sublicensees’ out-of-pocket procurement cost. Nothing herein shall require CVT or its Affiliates or Sublicensees to transfer any equipment or facilities to PTC.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.5	Termination for Breach. If either Party believes that the other Party is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have sixty (60) days from such notice to cure such material breach, or ten (10) business days from such notice if such breach consists of a failure to pay monies due and payable to the other Party hereunder (in each case, the “Cure Period”). If the Party receiving notice of material breach fails to cure such breach within the applicable Cure Period, the remedies set forth in Sections 12.6, 12.7, 12.8, or 12.9 below as applicable, shall be available to the non-breaching Party; provided, however, that the sole and exclusive remedy of CVT for breach of diligence by PTC under Section 6.1 shall be as set forth therein and the sole and exclusive remedy of PTC for breach of diligence by CVT under Section 6.2 shall be as set forth therein.

12.6	Consequence of Breach of Exclusivity Obligations by CVT. In the event of a material breach by CVT of the exclusivity obligations of CVT set forth in Section 3.11 of this Agreement, as its sole and exclusive remedy, and subject to the notice and cure provisions of Section 12.5, PTC may terminate all licenses granted by PTC to CVT under Section 4.6, and the consequences set forth in Section 12.4 shall apply, provided that any valid Sublicensee of CVT that has sold and is continuing to sell Licensed Products as of the effective date of such termination shall not have its sublicense terminated but will instead be considered a direct licensee of PTC unless the breach by CVT occurred as a result of the actions of such Sublicensee or such Sublicensee has breached its obligations under its sublicense agreement with CVT.

12.7	Consequence of Breach of Financial Obligations by CVT. In the event of material breach by CVT of the payment obligations of CVT set forth in this Agreement, the following shall apply:

(a)	if CVT breaches its co-funding obligations under the Research Plan and Section 3.10 or its payment obligations under Sections 4.8, 5.1 or 5.2 during the Collaboration Term, as the sole and exclusive remedy and subject to the notice and cure provisions of Section 12.5, PTC may terminate the Agreement, and the consequences of Section 12.4 shall apply, provided that any valid Sublicensee of CVT that has sold and is continuing to sell Licensed Products as of the effective date of such termination shall not have its sublicense terminated but will instead be considered a direct licensee of PTC unless the breach by CVT occurred as a result of the actions of such Sublicensee or such Sublicensee has breached its obligations under its sublicense agreement with CVT; or

(b)	if CVT breaches its payment obligations under Section 4.8 after the end of the Collaboration Term, or its royalty or milestone payment obligations set forth in Sections 5.4, 5.5, 5.6 or 5.7, as the sole and exclusive remedy and subject to the notice and cure provisions of Section 12.5, PTC may terminate the license or licenses granted by PTC to CVT under Section 4.6 with respect to the given Target(s) impacted by uncured breach of such payment, royalty or milestone obligations, and the consequences of Section 12.4 shall apply with respect to such license or licenses terminated hereunder, provided that any valid Sublicensee of CVT that has sold and is continuing to sell Licensed Products as of the effective date of such termination shall not have its sublicense terminated but will instead be considered a direct licensee of PTC unless the breach by CVT occurred as a result of the actions of such Sublicensee or such Sublicensee has breached its obligations under its sublicense agreement with CVT.

12.8	Consequence of Breach of Exclusivity Obligations by PTC. In the event of material breach by PTC of the exclusivity obligations of PTC set forth in Section 3.11, as the sole and exclusive remedy, and subject to the notice and cure provisions of Section 12.5, all licenses granted to CVT under Section 4.6, as well as any licenses CVT chooses to obtain pursuant to Section 4.6 within 90 days of the expiration of any cure period under Section 12.5 (provided that CVT, rather than the JMC, shall document such exercise of its license rights as provided in Section 4.6), shall convert and be deemed granted as fully paid-up, non-royalty-bearing, perpetual, sublicensable, transferable exclusive licenses as of the effective date of such termination.

12.9	Consequence of PTC Breach of Financial Obligations. In the event of a material breach by PTC of the payment obligations of PTC set forth in this Agreement, the following shall apply:

(a)	if PTC breaches its co-funding obligations under the Research Plan and Section 3.10 or its payment obligations under Section 4.8 during the Collaboration Term, as the sole and exclusive remedy and subject to the notice and cure provisions of Section 12.5, CVT may terminate the Agreement and effective immediately upon such termination date, all licenses granted to CVT under Section 4.6, as well as any licenses CVT chooses to obtain pursuant to Section 4.6 within 90 days of the expiration of any cure period under Section 12.5 (provided that CVT, rather than the JMC, shall document such exercise as provided in Section 4.6), shall automatically convert to (and be deemed granted as) fully paid-up, non-royalty-bearing, perpetual, sublicensable, transferable exclusive licenses as of the effective date of such termination; or

(b)	if PTC breaches its payment obligations under Section 4.8 after the end of the Collaboration Term, or its royalty obligations set forth in Section 5.10, as the sole and exclusive remedy and subject to the notice and cure provisions of Section 12.5, effective immediately upon such termination date, the licenses granted to CVT under Section 4.6 with respect to Targets which are impacted by the uncured breach of PTC’s payment obligations, as well as any licenses CVT chooses to obtain pursuant to Section 4.6 with respect to such Targets within 90 days of the expiration of any cure period under Section 12.5 (provided that CVT, rather than the JMC, shall document such exercise as provided in Section 4.6), shall automatically convert to (and be deemed granted as) fully paid-up, non-royalty-bearing, perpetual, sublicensable, transferable exclusive licenses as of the effective date of such termination.

12.10	Bankruptcy Rights. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation, any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under the Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

12.11	Survival. The provisions of this Agreement set forth in the last sentence of Section 3.5, the last sentence of Section 3.6, the last two sentences of Section 3.7, the last sentence of Section 3.10, Section 3.11, Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.7, Section 4.9 and in Articles 1, 5, 7, 8, 9, 11, 12 and 13 shall, to the extent applicable and according to their terms, survive the expiration or termination of this Agreement. Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Except as otherwise expressly provided in this Agreement, the remedies provided under this Article 12 are cumulative and are not exclusive of other remedies available to a Party in law or equity.

13.	MISCELLANEOUS

13.1	Force Majeure. Neither Party shall be liable to the other for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay results from an act of God, war conditions, sabotage, governmental regulations or actions, embargo, fire, strike, labor trouble or any other cause beyond the affected Party’s reasonable control. Upon the occurrence of any such event which results or will result in failure or delay to perform hereunder as described above, the Party whose performance is hereby prevented or delayed shall promptly give written notice of such occurrence and the effect and/or anticipated effect of such occurrence on the performance of such Party to the other Party. The Party whose performance is so affected shall use reasonable efforts to minimize disruptions in performance and to resume full performance hereunder as soon as possible under the circumstances.

13.2	Severability. If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

13.3	Assignment. This Agreement shall not be assignable nor the rights hereunder transferred in any way by either Party except by prior written consent of the other Party, except that either Party may assign this Agreement (a) to an Affiliate or (b) to a Third Party in connection with the sale of all or substantially all of such Party’s business or assets relating to this Agreement, whether by merger or other purchase and sale transaction.

13.4	Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of the press release attached as Exhibit A. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld or delayed; provided, however, that a Party may use previously approved disclosure without having to re-obtain the other Party’s consent. Either Party shall have the right to use the name of the other Party in materials associated with regulatory submissions to the extent necessary to comply with regulatory requirements with respect to obtaining Regulatory Approval without the need for prior review or approval.

13.5	Modifications and Amendments. This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties hereto.

13.6	Notices. Any notice to be given hereunder by either Party to the other Party shall be in writing and delivered personally, or sent by overnight delivery service or postage prepaid registered or certified U.S. Mail and shall be deemed given when delivered, if by personal delivery or overnight delivery service, or upon five (5) days after deposit in the mail if so sent by U.S. mail, and shall be addressed:

If to PTC:	PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, NJ 07080
Attention: Legal Department
Facsimile No. 1-908-222-1128

With an email copy to:
legal@ptcbio.com

With a copy to:

Wilmer Cutler Pickering Hale & Dorr LLP
60 State Street
Boston, Massachusetts 02109
USA
Attention: Steven D. Singer, Esq.
Facsimile No. 1-617-526-5000

If to CVT:	CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, CA 94304
Attention: General Counsel
Facsimile No. 1-650-858-0388

With a copy to:

William Davisson, Esq.
Latham & Watkins, LLP
140 Scott
Menlo Park, CA 94025
Facsimile No. 1-650- 463-2600

or to such other address as either Party shall hereafter designate by written notice given in accordance with this Section. Additionally, any phone number or other contact information specified for a Party in this Agreement may be changed at any time by such Party upon providing written notice to the other Party of such change.

13.7	Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, without reference to any of its conflicts of laws provisions that would require the application of the laws of any other jurisdiction.

13.8	Waiver. The failure of either Party to require the performance of any term, or the waiver of either Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term.

13.9	No Agency. Nothing in this Agreement shall be construed to make the relationship of the Parties herein a joint venture, association or partnership or make the Parties agents of one another. The Parties are not authorized to act as agents of one another as to any matter or make any representations to any Third Parties indicating or implying the existence of any such agency relationship.

13.10	Dispute Resolution. If any dispute between the Parties arises during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder or otherwise relates to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement, but excluding any determination of the validity of the Parties’ patents (hereinafter a “Dispute”), either may, by written notice to the other Party, refer the Dispute to the Parties’ respective Chief Executive Officers for consideration of whether a resolution can be achieved through good faith discussions commencing reasonably promptly after such notice is received; provided, however, that if the subject matter of such Dispute is within the purview of the JRC or JMC, the Parties’ representatives on the JMC shall first attempt to resolve such Dispute as provided in Article 2 before referring it to the Parties’ Chief Executive Officers. If the Parties’ Chief Executive Officers are unable to resolve any Dispute within [*] days after referral to the Chief Executive Officers, either Party shall be free to pursue any remedy that may be available to it at law or in equity, except as otherwise expressly provided in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall restrict either Party at any time from seeking equitable relief to prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

13.11	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

13.12	Counterparts. This Agreement may be executed in two or more counterparts, and signatures may be delivered by facsimile, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

13.13	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all previous and contemporaneous understandings, agreements and representations between the Parties, written or oral, with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

PTC THERAPEUTICS, INC.		CV THERAPEUTICS, INC.

By:	/s/ Stuart Peltz	By:	/s/ Louis G. Lange, M.D., Ph.D.
Title:	President & CEO	Title:	Chairman & CEO
Date:	6/7/06	Date:	6/7/06

EXHIBIT A- PRESS RELEASE

FOR IMMEDIATE RELEASE
Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

Jane Baj
Associate Director, Corporate Development
PTC Therapeutics, Inc.
(908) 222-7000 x167

PTC THERAPEUTICS AND CV THERAPEUTICS

ANNOUNCE COLLABORATION AND LICENSE ARRANGEMENT

SOUTH PLAINFIELD, NJ, and PALO ALTO, CA, June 12, 2006 – PTC Therapeutics, Inc. and CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that they have entered into an exclusive research collaboration and licensing arrangement for the development of orally bioavailable small molecules through the application of PTC’s proprietary GEMS (Gene Expression Modulation by Small-Molecules) technology. Pursuant to the collaboration, PTC and CV Therapeutics will jointly select five targets, including targets with the potential to raise HDL, through a collaborative process of determining the applicability of the GEMS technology to targets of interest.

Under the terms of the collaboration and license agreement, CV Therapeutics will make an initial payment to PTC of $10 million. The initial payment consists of a cash upfront payment of $2 million and two loans for an aggregate of $8 million. One of the loans is forgivable over the course of the research term provided the agreement remains in effect, and the other is convertible into PTC equity. CV Therapeutics has the exclusive option to enter into one or more worldwide, exclusive licenses, on a target-by-target basis, for collaboration compounds it decides to take forward, and will be obligated to pay PTC royalties on worldwide net sales of products developed pursuant to the collaboration. If CV Therapeutics licenses and commercializes a product based on each of the five selected targets during the term of the agreement, PTC could earn milestone payments of up to $335 million if all specified development, regulatory and commercial goals are achieved over the product life cycle. PTC retains the option to co-fund research and development for increased royalties or co-promotion rights.

“We are very excited to start our collaboration with PTC, which we believe has the potential to deliver innovative oral treatments for well-validated targets in important areas of cardiovascular disease, such as dyslipidemia and diabetes,” said Brent K. Blackburn, Ph.D., senior vice president, drug discovery and development of CV Therapeutics. “This alliance complements our internal research efforts with PTC’s proprietary GEMS technology that allows the potential development of small molecule drugs to address challenging targets.”

CV Therapeutics, Inc.     3172 Porter Drive     Palo Alto, CA 94304     Tel 650.384.8500     Fax 650.858.0390     www.cvt.com

“We are extremely pleased to enter into this collaboration with CV Therapeutics,” said Stuart Peltz, president and chief executive officer of PTC Therapeutics. “This collaboration is part of our strategy of applying our GEMS technology to therapeutic areas outside of our core research areas through collaborators who bring disease-specific expertise. With CV Therapeutics, we have a collaborator with a significant presence and experience in molecular cardiology and drug development.”

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved products include Ranexa® (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON®, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

CV Therapeutics Disclosure Statement

Except for the historical information contained herein, the matters set forth in this press release, including statements as to drug research and development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

About PTC

PTC is a biopharmaceutical company focused on the discovery and development of orally administered, proprietary small-molecule drugs that target post-transcriptional control processes. Post-transcriptional control processes regulate the rate and timing of protein production and are of central importance to proper cellular function. PTC has assembled proprietary technologies and extensive knowledge of post-transcriptional control processes that it applies in its drug discovery and development activities. PTC’s current pipeline of clinical and preclinical product

CV Therapeutics, Inc.     3172 Porter Drive     Palo Alto, CA 94304     Tel 650.384.8500     Fax 650.858.0390     www.cvt.com

candidates addresses multiple indications, including genetic disorders, oncology, and infectious diseases.

About GEMS

Gene Expression Modulation by Small-molecules (GEMS) is PTC’s novel and proprietary screening technology for the identification of small-molecules that modulate post-transcriptional control mechanisms. Compounds identified through the GEMS technology modulate gene expression by targeting the post-transcriptional control processes that act through the untranslated regions (UTRs) of messenger RNA (mRNA) molecules. GEMS was the basis for the discovery of PTC’s product candidate, PTC299 and also for compounds in PTC’s Hepatitis C virus program. PTC is using GEMS in multiple ongoing drug discovery programs.

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CV Therapeutics, Inc.     3172 Porter Drive     Palo Alto, CA 94304     Tel 650.384.8500     Fax 650.858.0390     www.cvt.com